THE MCCAMMON GROUP

Maslow Media Group, Inc., et al. v. Vivos Holdings, LLC, et al.
The McCammon Group, Ltd., Case. No. 2021-001391

AMENDED AND SUPPLEMENTAL ARBITRATION AWARD

The instant proceedings resulted in an Arbitration Award dated August 31, 2022 ("Award"). Both Claimants and Respondents sought clarification and/or reconsideration of certain parts of the Award—Claimants by letters dated October 6, 2022 and March 20, 2023, and Respondents by letter dated March 27, 2023. After consideration of the parties' requests, the arbitrator has decided to amend the Award.

Further, the Award detailed the events that led to finding against all of the Respondents except Vivos Real Estate Holdings, LLC ("VREH"). On August 2, 2022, VREH filed a petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code Case No. 22-14207 before the U.S. Bankruptcy Court, District of Maryland (Greenbelt) ("Bankruptcy Proceeding"). In light of the automatic stay imposed by 11 U.S.C. § 362(a)(1) and (6), the arbitrator was precluded from taking any action against VREH in this case. For that reason, the arbitrator made no findings of fact, conclusions of law, or award regarding VREH in the Award. The automatic stay did not preclude the

arbitrator from resolving the claims and counterclaims regarding the other parties in this case. The arbitrator made findings of fact and conclusions of law regarding Note II and VREH's mortgage for the purchase of 22 Baltimore Road, Rockville, Maryland, but those findings and conclusions related only to the rights and liabilities of other parties in this case. Such findings and conclusions were not to be construed to affect VREH in any way. The Award stated that the arbitrator was prepared to render findings of fact and conclusions of law regarding VREH's liability under Note II once the automatic stay was lifted.

On September 16, 2022, the U.S. Bankruptcy Court entered an Order Granting Motion to Modify Automatic Stay filed by the Claimants ("Order"). The Order specifically:

1. Modified the automatic stay in the Bankruptcy Proceeding to allow the Claimants to receive a determination in this proceeding of their rights against VREH;

2. Stated that the Award and its findings of fact and conclusions of law against the Respondents, other than VREH, was not stayed by the Bankruptcy Proceeding; and

3. Allowed the Claimants to continue advancing their interests and arguments, if necessary, against VREH (and the other Respondents) in this arbitration proceeding, but any collection efforts to enforce an award in this proceeding is subject to further authorization of the Court in the Bankruptcy Proceeding.

Because, as indicated above, the U.S. Bankruptcy Court has modified the automatic stay in the Bankruptcy Proceeding to permit the Claimants to prosecute their claim against VREH in this arbitration proceeding, the arbitrator has decided to supplement the Award.

The arbitrator will make findings of fact, conclusions of law, and an award regarding the Claimants' claim against VREH.

Accordingly, the arbitrator submits herewith an Amended and Supplemental Arbitration Award:[1]

The Claimants in the instant case are Maslow Media Group, Inc. ("MMG") and Reliability, Inc. ("Reliability"). The Respondents are Vivos Holdings, LLC ("Vivos"), Vivos Real Estate Holdings, LLC ("VREH"), Naveen Doki ("Naveen"), Silvija Valleru ("Valleru"), Suresh Doki ("Suresh"), Shirisha Janumpally ("Janumpally"), individually and as Trustee of Judos Trust, Kalyan Pathuri ("Pathuri"), individually and as Trustee of Igly Trust, and Federal Systems, LLC ("Federal Systems").

MMG filed claims against (1) Vivos for amounts due and owing under two promissory notes, (2) VREH for the amount due and owing under one promissory note, and (3) Naveen for the amount due and owing under his personal guaranty of Vivos's obligations to MMG. Reliability filed claims against Naveen, Valleru, Suresh, Janumpally, individually and as Trustee of Judos Trust, Pathuri, individually and as Trustee of Igly Trust, and Federal Systems (collectively, the "Doki Group")[2] for fraud regarding the Merger Agreement dated September 18, 2019.

[1] Any request for clarification or reconsideration by the parties that is not addressed in the Amended and Supplemental Arbitration Award is hereby denied. For the convenience of counsel and the parties, an unsigned, red-lined copy of the Amended and Supplemental Arbitration Award will be supplied.

[2] Naveen and Suresh are brothers; Janumpally is Naveen's wife; and Pathuri is Valleru's husband.

Naveen, Valleru, Janumpally, individually and as Trustee of Judos Trust, Pathuri, individually and as Trustee of Igly Trust, and Federal Systems (collectively, "Majority Shareholders") filed counterclaims and third-party claims against MMG, Reliability, Nicholas Tsahalis ("Tsahalis"), and Mark Speck ("Speck")[3] seeking (1) a declaratory judgment regarding, among other things, the rights and liabilities of the parties to the Merger Agreement, the rights of the majority shareholders of Reliability, the alleged breach of fiduciary duties by Tsahalis and Speck, and the legality of the actions of the Board of Directors of Reliability since January of 2020, (2) injunctive relief, and (3) a rescission of the Merger Agreement that will result in the return of MMG to its shareholders pre-merger and the cancellation of the Merger Agreement's consideration.

The parties submitted their dispute for arbitration under the auspices of The McCammon Group, Ltd. with the undersigned selected as the sole arbitrator. An arbitration hearing was held on March 21-24 and 28-29, 2022, with closing argument on June 13, 2022. The Claimants were represented by Eric Pelletier, Esq., and James Hoffman, Esq. of Offit Kurman, P.A., and Respondents were represented by Elias Saboura-Polkovotsy, Esq. of Saboura, Goldman & Colombo, P.C., and Alfred Scanlan, Jr., Esq. Three witnesses testified at the hearing either in person on by video conference: Tsahalis, Scott Sievers, CPA, and Hannah Bible ("Bible"). Portions of the depositions of the following individuals were read into evidence: Jeffrey Eberwein ("Eberwein"), Pathuri,

[3] The Majority Shareholders also filed a third-party claim against Jeffrey Eberwein, Lone Star Value Management, LLC, Lone Star Value Investors, LP, and Lone Star Value Co-Invest I, LP, but request no relief against them in this case. (See Respondents' Closing Brief, p. 2-4).

Linda Maslow ("Maslow"), Speck, Eric Young, Valleru, Naveen, Larry Gaffey ("Gaffey"), and Brian Murphy ("Murphy"). The video deposition of Laura Bankeroff was viewed in its entirety. Claimants introduced 178 exhibits and Respondents introduced 115 exhibits. Extensive post-hearing briefs were submitted by counsel during the two months following the hearing. Upon consideration of the testimony and exhibits admitted at the hearing and the arguments of counsel set forth in their post-hearing briefs and in their oral arguments at the closing argument hearing, the arbitrator submits herewith his findings of fact, conclusions of law, and award.

BACKGROUND

MMG was organized by Maslow as a Virginia corporation in 1988. Maslow owned all of the issued and outstanding shares of MMG. MMG provides staffing solutions and other services to companies that do not want to address the complexity of state payroll and employment laws. MMG's services include a complete suite of out-sourced payroll, benefits, HR, and compliance functions, such as background checks, payroll management and benefits administration, and off-site quality management testing. In 2015 Tsahalis was hired to serve as MMG's CFO. Tsahalis became MMG's President in November of 2016 and its CEO in 2017.

In November of 2016 Maslow sold all of her stock in MMG to Vivos for the price of $1,750,000. The purchase of the stock was accomplished by a leveraged buyout, to wit, MMG provided all of the funds to Vivos through the sale of its accounts receivable ($1.4M) and the payment of the principal and interest on a Seller's Note ($350,000). At that time, Vivos was owned 80% by Naveen and 20% by Valleru.

After its purchase of MMG's stock, Vivos began to use the funds and assets of MMG for the benefit of other entities controlled by various members of the Doki Group.[4] At the direction of Suresh or other individual members of the Doki Group, MMG would make direct loans to, or incur Merchant Cash Advance ("MCA") loans on behalf of, such entities. As of December 31, 2018, the total amount due from Vivos to MMG for the purchase of Maslow's stock in MMG and the loans to the Doki Group entities was $2,508,783. In addition, MMG loaned $771,928 to VREH for the latter's purchase of a building at 22 Baltimore Road, Rockville, Maryland. As of December 31, 2018, the balance due on that loan was $746,002. VREH was owned 80% by Naveen and 20% by Valleru. In sum, the total debt from Vivos and VREH to MMG as of December 31, 2018, was $3,254,785.

In early 2019 discussions began among the representatives of MMG, Naveen and Valleru, as majority shareholders of MMG,[5] and Reliability regarding a reverse merger. Reliability is a publicly held Texas corporation that had become a "shell company" when it ceased doing business in 2007. The reverse merger would involve the merger of MMG into a wholly-owned subsidiary of Reliability, with MMG becoming the surviving corporation as a wholly-owned subsidiary of Reliability. The stock of MMG would be cancelled, but then converted into the right to receive shares of Reliability. The end result

[4] Such entities include HCRN, IQS, USIT, Media Solutions, and IT360.

[5] Although unclear from the record, at some time between Vivos's purchase of MMG's stock from Maslow in 2016 and 2019, Naveen and Valleru, individually, became owners of at least 98.7% of MMG's stock.

would be that the shareholders of MMG would own a majority of the shares of Reliability.

The point people in the negotiations were Tsahalis and Speck for MMG, Suresh for Naveen and Valleru, and Bible and Eberwein for Reliability. In furtherance of the merger negotiations Bible asked for MMG's audited financial statements. Because it did not have any such statements, MMG retained Adeptus Partners, LLC ("Adeptus") to audit MMG's 2017 and 2018 financial statements. During the audit, Murphy, a CPA with Adeptus, advised that because of the over $3 million in related party loans to MMG from Vivos and VREH, the audit would contain the opinion that MMG would not continue to operate as a "going concern" a year and a day from the date of the opinion. To avoid such opinion in the MMG's audited financial statements, Murphy suggested five options, one of which involved a guaranty that the $3.3 million in related party loans would be paid within one year. After further discussions among Tsahalis, Speck, Suresh, and Murphy, Naveen agreed to sign a personal guaranty of $3 million for the debts of Vivos to MMG payable by December 31, 2019. On June 12, 2019, Naveen signed the Personal Guaranty. According to Murphy, the Personal Guaranty removed any negative language about MMG's status as a going concern from MMG's audited financial statements that were prepared on July 2, 2019.

On September 18, 2019, the Merger Agreement was entered into by and among Reliability, R-M Merger Sub, Inc. ("Merger Sub"), MMG, Naveen, Valleru, and Eberwein. Naveen and Valleru were collectively referred to as "Shareholders." As previously indicated, the Merger Agreement provided that all of the issued and outstanding shares of MMG common stock would be cancelled and automatically converted into the right of

MMG shareholders to receive shares of Reliability common stock. At closing, the shareholders of MMG would receive 94% of the issued and outstanding shares of Reliability common stock.

According to Section 3.02 of the Merger Agreement and the Maslow Capitalization Table ("Table"), attached thereto, as of the effective date of the Merger Agreement, September 18, 2019, Naveen and Valleru, as "Shareholders," owned, respectively, 1,280 shares and 320 shares of MMG common stock, for a total of 1,600 shares out of the 1,620.80 shares of MMG issued and outstanding.[6] The Table showed that certain transfers of MMG stock and the issuance of additional stock of MMG would occur prior to closing. As a result of the transfers from Naveen and Valleru, immediately prior to closing Naveen owned 63.29 shares of MMG common stock, or 3.68% of the total issued and outstanding stock of MMG (1,721.21 shares); Valleru (31.64 shares – 1.84%); Janumpally, Naveen's wife, (63.29 shares – 3.68%); Judos Trust, Janumpally Trustee, (1,012.63 shares – 58.83%), Federal Systems, Janumpally owner (126.58 shares – 7.35%). Pathuri, Valleru's husband (31.64 shares – 1.84%); Igly Trust, Pathuri Trustee, (253.16 shares – 14.71%); and Srinivas Kalidindi ("Kalidindi")[7] (17.77 shares – 1.03%).

At closing on October 29, 2019, Naveen received 10,369,322 shares of Reliability common stock, or 3.46% of the total issued and outstanding common stock of Reliability;

[6] Although Naveen and Valleru represented in the Merger Agreement that they owned all of the issued and outstanding shares of MMG, they in fact owned 98.7% of MMG's stock (Naveen – 79%; Valleru 19.7%).

[7] Kalidindi is not named as a party in the instant case.

Valleru (5,183,842 shares – 1.73%); Janumpally (10,369,322 shares – 3.46%); Judos Trust (165,907,507 shares – 55.30%); Federal Systems (20,738,643 shares – 6.91%); Pathuri (5,183,842 shares – 1.73%); Igly Trust (41,477,286 shares – 13.83%); and Kalidindi (2,911,405 shares – 0.97%). As a result of the Merger Agreement, Naveen, Valleru, Janumpally, Judos Trust, Federal Systems, Pathuri, and Igly Trust own together 86.42% of the issued and outstanding common stock of Reliability.

Additional facts will be set forth herein as necessary to the discussion and resolution of the claims presented by the parties.

DISCUSSION

CLAIMANTS' CLAIMS

I. Note I

Claim: MMG seeks recovery of money due and owing to it from Vivos under Intercompany Promissory Note ("Note I") signed by Naveen as President of Vivos on April 2, 2018. (Claimants' Exhibit 2). MMG claims that $3,458,377 is due and owing as of June 30, 2022.

Findings of Fact: On November 9, 2016, settlement was held on the purchase by Vivos of all of the stock of MMG owned by Maslow. (Claimants' Exhibit 1). The purchase price for the stock was $1,750,000, with $1,400,000 due at settlement and $350,000 paid over time pursuant to a Seller's Note. The money necessary for the purchase of the stock was obtained by Vivos through the sale of MMG's accounts receivable to a factoring company. After settlement, the monthly payments due to Maslow on the Seller's Note ($15,276.73 per month) were made by MMG.

On April 2, 2018, Naveen, as President of Vivos, executed Note I payable to MMG in the principal sum of $1,400,000, plus interest at 2 1/2% per year, with an effective date of November 15, 2016. (Claimants' Exhibit 2). The purpose of Note I was to avoid the taxable event that would result from the distribution of MMG's assets to Vivos, MMG's sole shareholder, that were used to purchase MMG's stock from Maslow in November of 2016. Relevant portions of Note I are as follows:

> US $1,400,000 Effective Date November 15, 2016
>
> FOR VALUE RECEIVED, **Vivos Holdings, LLC ("*Borrower*") promises to pay to the order of Maslow Media Group, Inc. ("*Lender*") on demand** at the principal office of Lender at 2333 Wisconsin Ave., Ste 400, Washington, DC 20007, or at such other place as the holder of this Note may from time to time designate in writing **the principal sum of U.S. one million seven hundred fifty thousand [sic] and NO/100 dollars (U.S. $1,400,000)** or, if less, the amount advanced by Lender to the Borrower under this Note together with interest on the principal amount of this Note from time to time outstanding at the rates and in the manner specified hereinbelow. **All payments on this Note shall be made in lawful money of the United States and in immediately available and freely transferable funds at the place of payment and shall be paid no later than the date when due, without set-off or deduction of any kind.**
>
> Lender shall record on its books or records the principal amount of the initial advance made, all payments of principal and interest and the principal balance from time to time outstanding. **Lender's books and records with respect to the principal amount due and the amount of interest payable thereon shall be deemed correct absent manifest error.**
>
> Interest shall be computed on the basis of a year of 360 days and actual days elapsed at a per annum rate equal to two and one-half percent (2½%). **As monthly payments of $15,276.73 are made by Maslow Media Group to the Linda Maslow as part of the purchase agreement for the Seller's Note, and as any other payments made on behalf of the Vivos companies unrelated to Maslow Media Group[], those amounts paid will be added to the principal of the Intercompany Promissory Note.**

> **The loan will consist of two periods. During the first period, from November 15, 2016 until September 30, 2018, interest will accrue monthly but will not be paid.** A new loan amount of $1,773,439.14 shall be subject to a second loan period.
>
> **During the second loan period interest shall be paid in twenty (20) equal, consecutive, quarterly installments, payable on each Interest Payment Date (as defined herein); provided that the outstanding principal balance hereunder, together with an accrued and unpaid interest shall be due and payable on September 30, 2023. Accrued interest shall be payable quarterly on the last day of December, March, June and September and at maturity, commencing with the first of such dates to occur after the date hereof**, or as the parties hereto may otherwise agree (each) such date, an **"*Interest Payment Date*").** The Borrower shall, on demand, pay interest (calculated on the basis of a year of 360 days and actual number of days elapsed) on any overdue principle [sic] and on any other amounts overdue hereunder for each day from the date of payment thereon was due to the date of actual payment, at a rate per annum equal to the lesser of (i) the maximum permissible amount under applicable state and federal usury laws and (ii) 2% above the interest rate applicable to such amounts immediately prior to the date such overdue amount became due.
>
> **The Borrower hereby expressly waives presentment, demand, protest or notice of any kind with respect to this Note.** The Borrower represents and warrants that the obligation of the Borrower to pay principal, interest and all other sums payable under this Note ranks (and so long as any such obligation remains outstanding hereunder, with continue to rank) at least pari-passu in all respects with all other unsecured and unsubordinated loans, debts, guaranties and other obligations incurred, created, assumed or guaranteed by the Borrower.
>
> * * *
>
> This Note shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

(Emphasis added).

The first payment under Note I was accrued interest only and was due on December 31, 2018. Thereafter, accrued interest was due quarterly on the last day of March, June, September, and December, with the entire principal balance and all accrued interest due

and payable on September 30, 2023. None of the quarterly payments due from December 31, 2018 through December 31, 2019 were made.

By letter dated January 9, 2020, MMG notified Vivos of its default under Note 1, granted a ten-day cure period, declared all amounts under Note I to be accelerated in the absence of a cure, and demanded full and immediate payment thereof. (Claimants' Exhibit 15). Vivos neither cured the default, nor made any payments on Note I. According to a summary of the books and records of MMG the total amount due and owing from Vivos to MMG under Note I was $3,458,377 as of June 30, 2022. (Claimants' Exhibit 34).

Further Findings of Fact and Analysis: The obligation of Vivos to pay money to MMG under Note I can be broken down into three categories. First, MMG provided to Vivos $1,400,000 of MMG's assets, *i.e.*, cash from the sale of its accounts receivable that Vivos used to purchase all of the stock of MMG from Maslow. By executing Note I, Vivos acknowledged that the $1.4 million was not a distribution from MMG to Vivos as MMG's sole shareholder, but a loan that Vivos was obligated to repay in accordance with the terms of Note I. Second, as a part of Vivos's purchase of MMG's stock from Maslow, Maslow received a Seller's Note in the amount of $350,000, payable in monthly installments of $15,276.73. It is undisputed that MMG made all of the payments due under the Seller's Note to Maslow. Under the terms of Note I, these payments were added to the principal of Note I and thus Vivos is obligated to repay the same in accordance with the terms of Note I. Lastly, Note I expressly provides that "any other payments made on behalf of the Vivos companies unrelated to [MMG], . . . will be added to the principal of [Note I]." Claimants' Exhibit 34 is a summary of the amounts due to MMG under Note I and was prepared based

on the information contained in MMG's books and records. Exhibit 34 shows numerous payments made by MMG "on behalf of the Vivos companies unrelated to [MMG]," including, among others, USIT, IT360, HCRN, Media Solutions, Vivos Acquisitions, as well as various MCA loans. By executing Note I, Vivos agreed to be obligated to MMG for the payments made by MMG on behalf of "the Vivos companies."

Note I further provides that MMG's "books and records with respect to the principal amount due and the amount of interest payable thereon shall be deemed correct absent manifest error." After a careful review of Exhibit 34, as well as other relevant evidence in this case, the arbitrator finds that there is no "manifest error" in Exhibit 34 regarding the principal and interest due under Note I, and thus Exhibit 34 is "deemed correct." Accordingly, the amount due and owing from Vivos to MMG under Note I, as reflected in Exhibit 34, is $3,458,377, as of June 30, 2022.

Vivos makes a multi-prong attack on its obligation to pay MMG under Note I and, in the alternative, the amount due thereunder. In the arbitrator's view, none of these arguments have merit. First, Vivos claims that Note I is unenforceable under Virginia law, because it is not a negotiable instrument. The arbitrator need not decide such issue, because even assuming that Note I is not a negotiable instrument and thus unenforceable as such, Note I is still enforceable as a written contract between Vivos and MMG.

Vivos next argues that, even if Note I is enforceable as a contract, certain terms of Note I are too vague to enforce. Specifically, Vivos points to the phrase "Vivos companies unrelated to [MMG]" and contends that such phrase is not defined in Note I, and thus it is unclear what "companies" the parties intended to be covered. The answer is twofold. First,

Note I expressly states that the books and records of MMG regarding the amounts due are "deemed correct absent manifest error." The arbitrator has found from the evidence that there is no "manifest error" in the summary of the books and records of MMG regarding the "Vivos's companies" covered by Note I, and thus Claimants' Exhibit 34 is "deemed correct." Second, in Claimants' Exhibit 32, Naveen, as President of Vivos, expressly confirmed that the amount due under Note I as of December 31, 2018 was $2,508,783 and that such amount included "any other payments made on behalf of the Vivos companies unrelated to [MMG]." Exhibit 34 then sets forth in detail the dates, amounts, and "Vivos companies" for which payments were made.

Finally, Vivos claims that it fully satisfied its obligation under Note I by means of the Asset Purchase Agreement ("IQS Agreement"). Vivos contends that under the IQS Agreement, which closed on December 5, 2019, Vivos Holdings, Inc. (not Vivos) transferred assets to MMG valued at $1,417,717 and that such amount was to be used to reduce the "existing debt" of Vivos to MMG. Further, according to Vivos, such amount paid off all amounts then due and owing under Note I because only the interest payments were then outstanding.

The arbitrator respectfully disagrees. The purchase price for the assets transferred to MMG under the IQS Agreement is hotly contested between MMG and Vivos. MMG claims that the purchase price of such assets is $690,551 (not $1,417,717). The arbitrator will address this issue in detail *infra* in the analysis of the Personal Guaranty. Suffice it to say here, the arbitrator agrees with MMG's contention that the purchase price is $690,551, and that such amount was credited as of 12/5/2019 to the debt due under Note I. Further,

there is nothing in the language of the IQS Agreement that directs MMG to apply the purchase price of the assets to only the amount due and owing on December 5, 2019. The IQS Agreement states that "the existing debt" shall be reduced. The "existing debt" of Vivos under Note I as of November 29, 2019, (the day prior to the day that the IQS purchase price was applied to Note I), was $3,268,850. (Claimants' Exhibit 34). Finally, even if the purchase price of the assets had been applied to the outstanding interest payments due to MMG as of 12/5/2019, Vivos went into default again on December 31, 2019 by failing to pay the interest on Note I that was due on that date.

For the above reasons, the arbitrator will grant an award in favor of MMG and against Vivos under Note I in the amount of $3,458,377, with interest thereon from June 30, 2022, at the rate of 4.5% per year.[8]

II. Note II

Claim: MMG seeks recovery of money due and owing to it from VREH under the Intercompany Promissory Note ("Note II") signed by Naveen as President of VREH on April 2, 2018. (Claimants' Exhibit 3). MMG claims that $835,156 is due and owing as of June 30, 2022.

Findings of Fact: During 2017 MMG loaned money to VREH to fund the purchase by VREH of a building located at 22 Baltimore Road, Rockville, Maryland. On April 2, 2018, Naveen, as President of VREH executed Note II payable to MMG in the principal sum of $771,928, plus interest at 3 ½% per year, with an effective date of November 15,

[8] Note I provides that the rate of interest on any overdue principal or interest shall be 2% above the interest rate in the note (2 1/2%), or 4 1/2%.

2017. The principal sum of $771,928 was the amount loaned by MMG to VREH for the purchase of 22 Baltimore Road.

~~Counsel for the Claimants has advised the arbitrator that on August 2, 2022, VREH filed a petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. In light of the automatic stay imposed by 11 U.S.C. § 362(a)(1) and (6), the arbitrator is precluded from taking any action against VREH in this case. Accordingly, the arbitrator will not make any findings of fact, conclusions of law, or award regarding VREH in this case. The automatic stay, however, does not preclude the arbitrator from resolving the claims and counterclaims regarding the other parties in this case. The arbitrator is prepared to render findings of fact and conclusions of law regarding VREH's liability under Note II once the automatic stay is lifted or VREH's bankruptcy is terminated.~~

~~In addition the arbitrator will be making findings of fact and conclusions of law regarding Note II and VREH's mortgage for the purchase of 22 Baltimore Road, Rockville, Maryland, but those findings and conclusions related only to the rights and liabilities of other parties in this case. Such findings and conclusions shall not be construed to affect VREH in any way.~~

Relevant portions of Note II are as follows:

> US $771,928.06 Effective Date: 11/15/2017
>
> **FOR VALUE RECEIVED, Vivos Real Estate, LLC ("*Borrower*") promises to pay to the order of Maslow Media Group, Inc. ("*Lender*") on demand** at the principal office of Lender at 2333 Wisconsin Ave, Ste 400, Washington, DC 20007, or at such other place as the holder of this Note may from time to time designate in writing, the **principal sum of U.S. seven hundred eighty thousand [sic] and NO/100 dollars (U.S. $771,928.06)** or, if less, the amount advanced by Lender to the Borrower under this Note

together with interest on the principal amount of this Note from time to time outstanding at the rates and in the manner specified hereinbelow. **All payments on this Note shall be made in lawful money of the United States and in immediately available and freely transferable funds at the place of payment and shall be paid no later than the date when due, without set-off or deduction of any kind.**

Lender shall record on its books or records the principal amount of the initial advance made, all payments of principal and interest and the principal balances from time to time outstanding. **Lender's books and records with respect to the principal amount due and the amount of interest payable thereon shall be deemed correct absent manifest error.**
Interest shall be computed on the basis of a year of 360 days and actual days elapsed at a per annum rate equal to three and one-half percent (3 1/2%).

The loan will consist of two periods. During the first period, from November 15, 2017 until March 31, 2018, interest will accrue monthly but will not be paid. A new loan amount of $780,974.07 shall be subject to a second loan period.

During the second loan period, interest due hereunder shall be paid in twenty (20) equal, consecutive, quarterly installments, payable on each Interest Payment Date (as defined herein); provided that the outstanding principal balance hereunder, together with all accrued and unpaid interest shall be due and payable on March 31, 2023. Accrued interest shall be payable quarterly on the last day of December, March, June and September and at maturity, commencing with the first of such dates to occur after the date thereof, or as the parties hereto may otherwise agree (each such date, an **"*Interest Payment Date*").** The Borrower shall, on demand, pay interest (calculated on the basis of a year of 360 days and actual number of days elapsed) on any overdue principle [sic] and on any other amounts overdue hereunder for each day from the date of payment thereon was due to the date of actual payment, at a rate per annum equal to the lesser of (i) the maximum permissible amount under applicable state and federal usury laws and (ii) 2% above the interest rate applicable to such amounts immediately prior to the date such overdue amount became due.

The Borrower hereby expressly waives presentment, demand, protest or notice of any kind with respect to this Note. The Borrower represents and warrants that the obligation of the Borrower to pay principal, interest and all other sums payable under this Note ranks (and so long as any such obligation remains outstanding hereunder, will continue to rank) at least pari-passu in all respects with all other unsecured and unsubordinated loans,

debts, guaranties and other obligations incurred, created, assumed or guaranteed by the Borrower.

* * *

This Note shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

(Emphasis added).

The first payment under Note II was accrued interest only and was due on June 30, 2018. Thereafter, accrued interest was due quarterly on the last day of September, December, March and June, with the entire principal and all accrued interest due and payable on March 31, 2023. According to Claimants' Exhibit 34, none of the quarterly payments due from March 31, 2019 through December 31, 2019 were made.,[9] and the total amount due under Note II is $835,156, plus interest thereon from June 30, 2022, at the rate of 5.5% per year.

By letter dated January 9, 2020, MMG notified VREH of its default under Note II, granted a ten-day cure period, declared all amounts under Note II to be accelerated in the absence of a cure, and demanded full and immediate payment thereof. VREH neither cured the default, nor made any payments on Note II. According to Claimants' Exhibit 34, the total amount due and owing from VREH to MMG under Note II is $835,156 as of June 30, 2022.

[9] According to Claimants' Exhibit 34, the quarterly interest payments due from June 30, 2018, through December 31, 2018, were "offset" by "Mgmt Fee Payable."

Further Findings of Fact and Analysis: It is clear that VREH owes MMG the amount due under Note II. Because Exhibit 34 is "deemed correct," such amount is $835,156 as of June 30, 2022, plus interest. Accordingly, the arbitrator will grant an award in favor of MMG and against VREH under Note II in the amount of $835,156 as of June 30, 2022, with interest thereafter at the rate of 5.5% per year.[10]

III. Note III

Claim: MMG seeks recovery of money due and owing to it from Vivos under the Secured Promissory Note ("Note III") signed by Naveen as Majority Partner of Vivos on September 5, 2019. (Claimants' Exhibit 4). MMG claims that $800,448 is due and owing as of June 30, 2022.

Findings of Fact: In 2017, Vivos registered MMG as a "C" corporation and changed its accounting designation from cash to accrual. Such change created a tax liability to MMG of at least $750,000. On September 5, 2019, Naveen executed Note III on behalf of Vivos, in the amount of $750,000, payable in equal monthly installments of principal and interest over seven years, in order to reimburse MMG for this tax liability. Naveen signed Note III as "Majority Partner" of Vivos. Relevant portions of Note III are as follows:

> US $750,000
> September 5, 2019
>
> Noteholder: [MMG]
> 22 Baltimore Road
> Rockville, MD 20850
>
> FOR VALUE RECEIVED, **VIVOS HOLDINGS, LLC**, a Delaware limited liability company ("Debtor"), with offices at 22 Baltimore Road, Rockville, MD 20850, **promises to pay on the terms described herein to the order**

[10] Note II provides that the rate of interest on any overdue principal or interest shall be 2% above the interest rate in the note (3 1/2%), or 5 1/2%.

of MASLOW MEDIA GROUP, INC. (the "Noteholder") the principal sum of $750,000.00, together with interest from the date of this Note until repayment at the rate of two and one half percent (2.5%) per annum, with such interest being payable on the first day of each month commencing on December 1, 2019 (or the next business day if such date shall be a Saturday, Sunday or other legal holiday) while the principal amount of this Note shall remain outstanding. **Payment shall be made in lawful money of the United States of America** at the address of the Noteholder set forth above or such other address as Noteholder may direct. This Note may be prepaid at the option of the Debtor at any time without penalty. Any payment made under this Note shall be credited first against interest then due and the remainder against principal, and the interest shall cease upon the principal so credited.

The Debtor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor. This Note is being delivered in and shall be solely construed in accordance with the laws of the Commonwealth of Virginia, as applied to agreements performed wholly within the Commonwealth of Virginia.

Debtor shall tender payment of $9,741.87 per month to Noteholder as of the commencement date above. Monthly payments shall continue for 84 months. Each month's payment shall be due and owing as of the first business day of the month. The amortization schedule of the payments due under this Note is set forth at Scheduled A, which is attached hereto and incorporated by reference herein.

Following failure by Debtor to tender, by the end of any calendar month, any monthly payment in full as required hereunder, Noteholder may, at its option, declare the entire unpaid principal balance of this Note and all accrued unpaid interest thereon to be immediately due and payable and the Noteholder may proceed to exercise any rights or remedies the Noteholder may have under this Note or such other rights and remedies which Noteholder may have at law, equity or otherwise.

Silvija Valleru, an individual ("Valleru") residing at . . . , and Naveen Doki, an individual ("Doki") residing at . . . , are beneficial owners of Debtor, and guaranty Debtor's faithful repayment under the terms of this Note, with collateral described in this paragraph. Doki and Valleru pledge their ownership of shares of capital stock in Maslow Media Group, Inc. ("Maslow") which can be converted, with respect to Valleru, into up to 6,000,000 shares of common stock of Maslow or its successors and assigns, and with respect to Doki, into up to 24,000,000 shares of common stock of

> Maslow or its successors and assign, as collateral for faithful performance of Debtor's obligations hereunder. In the event of any or each default by Debtor, Noteholder may demand shares of Maslow capital stock or up to 30,000,000 shares of the common stock into which it is or may be converted, sufficient to offset the amount of the default(s). If the pledged stock is listed or quoted for public trading, the fair market value shall be the price per share at the close of trading, as published in the Wall Street Journal, on the date of Debtor's default(s). If the pledged stock is not listed or quoted for public trading, the fair market value shall be the price per share based on the last valuation made of the pledged stock.
>
> If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial or insolvency proceedings or if this Note is placed in the hands of attorneys for collection after default, the **Debtor agrees to pay, in addition to the principal payable hereon, collection costs, including reasonable attorneys' fees.**

(Emphasis added).

The first payment of principal and interest, $9,741.87, was due on December 1, 2019. That payment was not made, and thus under the terms of Note III, a default occurred on January 1, 2020. By letter dated January 9, 2020, MMG notified Vivos of its default under Note III, granted a ten-day cure period, declared all amounts under Note III to be accelerated in the absence of a cure, and demanded full and immediate payment thereof. (Claimants' Exhibit 15). Vivos neither cured the default, nor made any payments on Note III. According to Claimants' Exhibit 34, the total amount due and owing from Vivos to MMG under Note III is $800,448 as of June 30, 2022.

To guaranty Vivos's repayment under Note III, Naveen and Valleru "pledge[d] their ownership of shares of capital stock in [MMG] which can be converted, with respect to Valleru, into up to 6,000,000 shares of common stock of [MMG] or its successors and assigns, and with respect to [Naveen], into up to 24,000,000 shares of common stock of

[MMG] or its successors and assigns." In the event of a default by Vivos, MMG "*may demand* shares of [MMG] capital stock or up to 30,000,000 shares of the common stock into which it is or may be converted, sufficient to offset the amount of the default(s)." (Emphasis added). On the effective date of the Merger Agreement, September 18, 2019, Naveen owned 1,280 shares of MMG and Valleru owned 320 shares. However, as a result of certain transfers of MMG's stock as set forth in the Merger Agreement, Naveen owned at closing only 63.29 shares of MMG, which were converted into 10,369,322 shares of Reliability, and Valleru owned at closing only 31.64 shares of MMG, which were converted into 5,183,842 shares of Reliability. (Claimants' Exhibit 10, p. 779). Therefore, as a result of the Merger Agreement, Naveen and Valleru owned a total of 15,553,164 shares instead of the 30,000,000 shares of stock that they pledged as collateral for Note III.

<u>Further Findings of Fact and Analysis</u>: It is clear that Vivos owes MMG the amount due under Note III. Because Claimants' Exhibit 34 is also "deemed correct" as to the amount due under Note III, the balance due is $800,448 as of June 30, 2022. Note III also expressly provides that Vivos "agrees to pay, in addition to the principal payable hereon, collection costs, including reasonable attorneys' fees." MMG thus is entitled to recover its collection costs, including reasonable attorneys' fees, incurred in its efforts to recover the amount due under Note III. MMG has not made a demand for the shares of Reliability owned by Naveen and Valleru and pledged as collateral for the repayment of Note III.

Vivos claims that its obligations under Note III were satisfied by "the consideration of the IQS purchase." Specifically, according to Vivos, the first payment of $9,741.87 under Note III, which was due on December 1, 2019, was made out of the assets received

in the IQS Agreement, and thus there was no default on January 1, 2020. The arbitrator disagrees. There is nothing in the IQS Agreement that requires MMG to apply any of the purchase price for assets received from IQS to the amount due under Note III on December 1, 2019. Section 1.04 of the IQS Agreement provides that "the existing debt" owed by Vivos to MMG "shall be reduced by the amount of the Purchase Price." As stated *supra* under Note I, MMG applied the purchase price of the IQS assets to Vivos's debt under Note I. Moreover, regardless of the purchase price of the assets received by MMG from the IQS Agreement ($1,417,717 claimed by Vivos or $690,551 asserted by MMG), there was still money due and owing to MMG by Vivos under Note I after the application of the IQS purchase price. Stated otherwise, there was nothing left of the IQS purchase price to pay the amount due under Note III on December 1, 2019. As a result, there was a default of Note III on January 1, 2020.

For the above reasons, the arbitrator will grant an award in favor of MMG and against Vivos under Note III in the amount of $800,448, with interest thereon from June 30, 2022, at the rate of 2.5% per year, plus collection costs, including reasonable attorneys' fees, incurred in the effort to collect Note III.

IV. The Personal Guaranty

Claim: MMG seeks recovery under a Personal Guaranty dated June 12, 2019 signed by Naveen for reimbursement "of a minimum of $3 million" of an estimated $3.4 million due from Vivos to MMG (Claimants' Exhibit 5). MMG claims that $2,309,449 was due and owing as of December 31, 2019.

Findings of Fact: Naveen signed the Personal Guaranty at the suggestion of Murphy, a CPA with Adeptus, who was conducting the audit of MMG's financial statements prior to the merger. The purpose of the Personal Guaranty was to keep out of the audited financial statements an opinion by Adeptus that MMG would not be "a going concern" because of over $3 million in related party loans due to MMG from Vivos and VREH. (Claimants' Exhibit 83). The Personal Guaranty reads in relevant part:

> **I Dr. Naveen Doki, residing at . . . hereby personally guarantee to Maslow Media Group Inc., a calendar year 2019 reimbursement of a minimum of $3 million dollars ($3,000,000) of an estimated $3.4 million ($3,4000,000) obligation that Vivos Holdings Inc., has incurred with Maslow Media Group, Inc.**
>
> **This reimbursement may be in the form of cash, company stock or other business assets, or combination thereof, that is agreeable to Maslow Media's CEO and CFO.** It is understood that this guaranty shall be a continuing irrevocable guaranty, and indemnity for such indebtedness of the company. I hereby waive notice of default, nonpayment and notice thereof and consent to a modification or renewal of the credit agreement hereby guaranteed.

(Emphasis added).

The entire reimbursement of a "minimum" of $3 million was due by the end of calendar year 2019, or December 31, 2019.

On November 20, 2019, Vivos Holdings, Inc. entered into the IQS Agreement with MMG whereby Vivos Holdings, Inc. sold to MMG certain assets, properties, and rights of IQS for the purpose of reducing Vivos's debt to MMG. Relevant provisions of the IQS Agreement are as follows:

> **Section 1.04 Purchase Price.**

(a) The aggregate consideration for the Transferred Assets shall be 4.5 times the trailing twelve months (TTM") of EBITDA generated by the Transferred Assets as of the month end prior to the Closing Date, or October 31, 2019 reduced by a working capital shortfall adjustment, if any, as further described herein (collectively, this amount is hereafter referenced as the "Purchase Price"), payable to the Seller by the [MMG] as described in § 1.04(d).

(b) The parties agree that as of October 31, 2019, TTM EBITDA is estimated to be [$315,048], and the Purchase Price as of the Effective Date is subsequently estimated to be [$1,417,717].

(c) The Purchase Price may be increased or decreased, depending upon the valuation of the TTM EBITDA as confirmed by an independent valuation expert, and an appraisal of the Transferred Assets, as determined by the same independent valuation expert.

(d) At the Closing, the existing debt owned by [Vivos], a Virginia limited liability company [] to [MMG] shall be reduced by the amount of the Purchase Price.

* * *

Section 6.02. Performance. [MMG] shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

* * *

Section 7.01. Closing. The closing (the "Closing") will be held at 1 p.m. Eastern time at the offices of [MMG] on December 5, 2019, or at such other time and place as the parties hereto may mutually agree upon in writing (the "Closing Date"), at which Closing the documents and instruments referred to in Articles V and VI hereof will be delivered by the parties.

Closing under the IQS Agreement took place on December 5, 2019. In a report dated March 19, 2020, Scott Valuation, LLC determined that the aggregate consideration for the purchase of assets under Section 1.04(a) of the IQS Agreement was $756,554 as of December 1, 2019. (Claimants' Exhibit 24, p. 6723). With the reduction of the working

capital shortfall, the Purchase Price equaled $690,551. (Claimants' Exhibit 24, p. 6748). MMG gave Vivos a credit of $690,551 on the amounts due under Note I as well as a credit of $690,551 to Naveen under the Personal Guaranty. (Claimants' Exhibit 34). The balance thus due and owing under the Personal Guaranty was $2,309,449 ($3,000,000 - $690,551). Naveen did not make any additional reimbursements to MMG for the debts of Vivos by December 31, 2019, as required by the Personal Guaranty.

By letter dated January 9, 2020, MMG notified Naveen as follows:

> The guarantor under the [Personal] Guaranty has not fulfilled his obligations under the [Personal] Guaranty, in that the amount required to be paid thereunder, due by the end of the 2019 calendar year, ha[s] not been satisfied. Demand is hereby made for full satisfaction of all obligations under the [Personal] Guaranty.

(Claimants' Exhibit 15).

No further reimbursements were made by Naveen under the Personal Guaranty after January 9, 2020.

<u>Further Findings of Fact and Analysis</u>: The arbitrator finds that Naveen was obligated under the Personal Guaranty to reimburse MMG $3 million of Vivos's debt to MMG by December 31, 2019. Naveen failed to do so and thus was in default as of January 1, 2020. Although Naveen waived notice of default in the Personal Guaranty, MMG properly gave Naveen notice of default and demand for payment in its letter of January 9, 2020.

Naveen argues, as Vivos did regarding Note I, that he should receive credit of $1,417,717 for the Purchase Price of the assets under the IQS Agreement, and not $690,551 as determined by Scott Valuation LLC. Naveen admits, as he must, that Section 1.04(b)

of the IQS Agreement states that the Purchase Price is "estimated to be [$1,417,717]," and that Section 1.04(c) provides that the "*Purchase Price may be* increased or *decreased, depending upon the valuation of the TTM* [trailing twelve months] *EBITDA as confirmed by an independent valuation expert, and an appraisal of the Transferred Assets*, as determined by the same independent valuation expert." (Emphasis added). (Claimants' Exhibit 23).

Nevertheless, according to Naveen, because Section 1.04(d) states that "[a]t the Closing," the existing debt owed by Vivos to MMG "shall be reduced by the amount of the Purchase Price," any reduction in the Purchase Price through an independent valuation and appraisal had to be accomplished by the Closing Date of December 5, 2019, and not three and one-half months later. In further support of his argument, Naveen points to Section 6.02 of the IQS Agreement, which states that MMG "shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date." Naveen also claims that the Purchase Price of $1,417,717 "was admitted repeatedly by Reliability" in documents before and after the Closing Date.

The arbitrator disagrees. First, all of the documents cited by Naveen to show Reliability's "admissions" actually refer either to the "estimated" amount of the Purchase Price or the possible increase or decrease in the Purchase Price based on an independent valuation and appraisal. For example, the following appears in the minutes of the December 13, 2019 Board of Directors meeting of Reliability, Claimants' Exhibit 13:

1. Page 1460,1.l.: "IQS cashless transaction, an *estimated* $1.5 million to offset Vivos debt . . ." (Emphasis added).

2. Page1459m: "Suresh wants a position in the organization and owes us a significant amount of money an *estimated* 1.4 million will be addressed with IQS but still 3 million," (Emphasis added).

3, Page1458,3.d.: "Decision on Vivos Debt and $1.6M remaining (*assuming IQS valuation consistent with the estimate*) on $3M promissory note-" (Emphasis added).[11]

Second, Section 6.02 of the IQS Agreement does not help Naveen, because MMG's obligation to perform or comply on or before the Closing Date relates to "all agreements, obligations, and conditions *required by this Agreement* to be performed or complied with by it on or before the Closing Date." (Emphasis added). Section 6.02 does not impose any requirement regarding the Purchase Price—only Section 1.04 does.

Lastly, the key issue raised by Naveen is whether Section 1.04 requires that an adjustment to the Purchase Price be made by MMG prior to the Closing Date. In Section 1.04(a) the Purchase Price is defined as 4.5 times the TTM of EBITDA "as of the month end prior to the Closing Date," which in this case was November 30, 2019. The parties clearly contemplated in Section 1.04(c) that the TTM EBITDA would be valued as of November 30, 2019, as confirmed by an independent valuation expert and an appraisal of

---

[11] Naveen also cites to Form 8-k that was filed with the Securities and Exchange Commission on or about November 22, 2019, by Tsahalis as President of Reliability regarding the IQS Agreement. In particular, Naveen notes the language in Item 1.01 of Form 8-K that the Purchase Price of $1,4177,717 was "to be applied, at closing to reduce the existing debt owed by [Vivos] to [MMG]." Naveen is correct, but fails to make reference to the very next sentence: "The Purchase Price may be increased or decreased, depending upon the valuation of the TTM EBITDA as confirmed by an independent valuation expert, and an appraisal of the Transferred Assets, as determined by the same independent valuation expert." (Respondents' Exhibit 57).

the transferred assets by the same expert. To require, as Naveen argues, the valuation and confirmation of TTM EBITDA as of November 30, 2019, as well as the appraisal of the transferred assets, be accomplished by the Closing Date of December 5, 2019, a period of five days, would render such valuation, confirmation, and appraisal effectively impossible and thus Section 1.04(c) a nullity. Therefore, the construction of the IQS Agreement advanced by Naveen is not justified.

At closing argument in the instant case Naveen raised for the first time the argument that the Personal Guaranty was not breached, because (1) Naveen offered stock and other business assets to MMG and MMG refused to accept the same, and (2) such refusal was not made in good faith. In support of his argument, Naveen points to nine of the Respondents' Exhibits—71, 75, 76, 78, 81, 82, 83, 85, and 94. A review of these exhibits reveals that only exhibits 85 and 94 relate to the reduction of the Vivos debt to MMG by the transfer of stock or business assets to MMG, which would qualify as a reimbursement under the Personal Guaranty. Exhibit 85 involves a December 6, 2019 email in which Reid Drescher ("Drescher"), the investment banker who assisted MMG and Reliability in the reverse merger, proposed to Tsahalis and Speck, with copies to Naveen and Suresh, that the Vivos debt to MMG be eliminated by a pledge of the building owned by VREH (with an equity of $1 million) and the balance of the debt $590,000, by an exchange of 3,277,777 shares of Reliability owned by the Majority Shareholders. Tsahalis's response of the same day questioned the value of VREH's building "because we have not been able to sell it at that price for many months." (Respondents' Exhibit 85). There is nothing in the record to

show that Drescher, Naveen, or Suresh ever addressed Tsahalis's concern about the value of the building or took any other action regarding Drescher's proposal.

Exhibit 94 is an email dated December 9, 2019, from Suresh to Speck, with copies to Tsahalis, Drescher, and Amit Jain, in which Suresh suggested that the Majority Shareholders surrender 5 million shares of Reliability "which at today's price ($0.33) will wipe out their debt." Tsahalis responded the same day as follows:

> Suresh,
>
> Taking the stock back into treasury for the company at the current share price will negatively impact the company moving forward. If we accept at $0.33 and the stock is realistically valued at $0.12 (for discussion purposes), then the company would lose over $1M in value/cash it could have to grow the business.
>
> This may benefit the shareholders today but will hurt them and the company long term.

(Respondents' Exhibit 94). There is nothing in the record to show that Suresh ever addressed Tsahalis's concern about the "realistic[] value[]" of Reliability's stock or took any other action in furtherance of his idea.

Based on the above, the arbitrator concludes and finds that there were no specific offers by Suresh, Naveen, or the Majority Shareholders to reimburse MMG for Vivos's debt through stock or business assets. The individuals involved in the email exchanges in Exhibits 85 and 94 were merely exchanging ideas on how to reduce Vivos's debt to MMG. In addition, even if such emails constituted offers of reimbursement under the Personal

Guaranty,[12] the arbitrator concludes and finds that under the Personal Guaranty, Tsahalis as MMG's CEO and Speck as MMG's CFO had the right to reject such offer, and Tsahalis's rejection was made in good faith and based on reasonable business judgment.

For all of the above reasons, the arbitrator will grant an award in favor of MMG and against Naveen under the Personal Guaranty in the amount of $2,309,449. Because no interest was specified in Personal Guaranty for any overdue amount, interest shall accrue on the balance due at the rate of 6% per year from August 31, 2022.~~the date of the award in this case.~~ *See* Md. Const. art. 3, § 57; Va. Code Ann. § 6.2-301 (2010).

V. Fraud

Claim: Reliability seeks recovery of damages and other relief against the Doki Group as a result of the latter's alleged fraud regarding the Merger Agreement. Reliability alleges that the Doki Group made the following misrepresentations to Reliability:

(1) The Doki Group concealed the fact that MMG had been made a guarantor on the mortgage for the property owned by VREH at 22 Baltimore Road, Rockville, Maryland.

(2) The Doki Group concealed the fact that MMG's obligations on the settlement of the loans to Libertas and Credit Cash were not current.

(3) Notes I and II were listed as "notes Receivable" in the "Other Assets" section of MMG's audited financial statements; this was false because the Doki Group never intended to pay these Notes.

---

[12] Payments under Notes I, II and III were to "be made in lawful money of the United States." However, MMG's acceptance of a transfer of stock or business assets under the Personal Guaranty would reduce correspondingly Vivos's debt to MMG.

(4) Naveen signed the Personal Guaranty with no intention of paying it.

(5) Naveen signed Note III with no intention of paying it.

Reliability further asserts that the above misrepresentations were made with the intent that Reliability rely on the same by entering into and closing on the Merger Agreement, and Reliability did reasonably rely on such misrepresentations. Finally, Reliability contends that the misrepresentations were material and caused damage to Reliability.

(1) MMG's Undisclosed Guaranty of VREH's Mortgage on 22 Baltimore Road

(a) Findings of Fact: Article III of the Merger Agreement states, in relevant part, that with certain exceptions, MMG "represents and warrants to Reliability, Merger Sub and Mr. Eberwein that the statements contained in this Article III are true and correct." (Claimants' Exhibit 10). Section 3.06 provides that MMG had no "Undisclosed Liabilities" "of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise." The Merger Agreement contained MMG's Disclosure Schedules, dated September 18, 2019, which, among other things, set forth liabilities of MMG that were required to be disclosed by Section 3.06. (Claimants' Exhibit 10, p. 771).

Section 9.02 and 9.02(a) provide that Naveen, and Valleru, as "Shareholders," jointly and severally, agreed to indemnify and pay any losses, including out of pocket expenses, attorneys' fees, and accountants' fees, of Reliability, Eberwein, and their respective affiliates and representatives, by reason of "any inaccuracy in or breach of any

of the representations or warranties of [MMG] or the Shareholders contained in this Agreement . . . ."

Section 6.10, entitled "Additional Shareholders," provides that in the event, prior to the closing on the Merger Agreement, equity securities or derivatives of MMG are issued or transferred to any recipient who would then have beneficial ownership of in excess of 10% of the issued and outstanding common stock of MMG, such recipient shall execute a written joinder agreement to become a "New Shareholder" and join in the Merger Agreement for the purposes of Article IX and X. Immediately prior to the closing on the Merger Agreement, Janumpally, as Trustee of Judos Trust, became the owner of 58.83% of the common stock of MMG, and Pathuri, as Trustee of Igly Trust, became the owner of 14.71% of MMG's common stock. (Claimants' Exhibit 10, p. 779). Janumpally, as Trustee of Judos Trust, and Pathuri, as Trustee of the Igly Trust executed a joinder agreement pursuant to Section 6.10 of the Merger Agreement. (Respondents' Exhibits 36 & 37). Although Janumpally, individually, became the owner of 3.68% of the common stock of MMG, she also signed a joinder agreement pursuant to Section 6.10. (Respondents' Exhibit 38). Thus the New Shareholders subject to Section 6.10 are Janumpally, individually and as Trustee of Judos Trust and Pathuri, as Trustee of Igly Trust.

On December 28, 2017, Naveen, as Vice-President of MMG, signed a corporate resolution to guaranty a loan of $1,875,000 from First Virginia Community Bank to VREH for the purchase of 22 Baltimore Road ("the VREH Mortgage"). (Claimants' Exhibit 21). The same day, Naveen signed, on behalf of MMG, a Commercial Guaranty for the VREH

Mortgage ("MMG's Mortgage Guaranty"). (Claimants' Exhibit 21). Also, the previous day, Valleru signed, as director of MMG, a Consent to Action without Meeting of the Board of Directors (Claimants' Exhibit 22), which stated that all of the directors of MMG approved MMG's Mortgage Guaranty. However, MMG's Mortgage Guaranty was not disclosed to Tsahalis, as President and director of MMG, and he did not learn of such guaranty until December of 2019—after the closing on the Merger Agreement. Under Section 3.06 of the Disclosure Schedules, MMG listed four obligations of MMG related to the loans taken out by Vivos for its business ventures unrelated to MMG. (Claimants' Exhibit 10, p. 771). MMG's Mortgage Guaranty was not listed in the Disclosure Schedules.

Bible and Eberwein testified that the disclosure of MMG's Mortgage Guaranty, as well as Vivos's defaults on the Libertas and Credit Cash Settlements, discussed below, were material to Reliability, because if the guaranty and defaults were known, Reliability would not have gone through with the Merger Agreement.

On April 25, 2022, FVC Bank, f/k/a First Virginia Community Bank, obtained a confessed judgment against MMG on MMG's Mortgage Guaranty in the amount of $1,768,749.40, plus post-judgment interest and attorney's fees. (Claimants' Exhibit 178).

(b) Further Findings of Fact and Analysis: The arbitrator finds that the failure to disclose MMG's Mortgage Guaranty constitutes a breach of the Merger Agreement by Naveen and Valleru. Naveen used his position as Vice President of MMG to adopt a corporate resolution and execute MMG's Mortgage Guaranty, all without notifying Tsahalis, as President and director of MMG. Valleru was aware of MMG's Mortgage

Guaranty because she signed the Consent to Action without Meeting of the Board of Directors. She also failed to disclose MMG's Mortgage Guaranty to Tsahalis. Section 3.06 of the Merger Agreement required the disclosure of MMG's Mortgage Guaranty.

As a result of the breach, Reliability has suffered damages of the confessed judgment, in the amount of $1,768,749.40, plus post-judgment interest and attorney's fees. Under Section 9.02 and 6.10, the Shareholders, Naveen and Valleru, and the New Shareholders, Janumpally, individually and as Trustee of Judos Trust, and Pathuri, as Trustee of Igly Trust, are obligated to indemnify and pay Reliability for the losses sustained by it as a result of the breach, subject to the limitations set forth in Section 9.06 of the Merger Agreement, discussed below.

The arbitrator is not persuaded that the failure to disclose MMG's Mortgage Guaranty, as required by Section 3.06 of the Merger Agreement, was fraudulent as to Reliability. The creation of MMG's Mortgage Guaranty and the failure to disclose the same to Tsahalis occurred in December of 2017, long before the merger of MMG with Reliability was even contemplated. Further, the arbitrator is not convinced that by failing to disclose MMG's Mortgage Guaranty, Naveen and Valleru intended to induce Reliability to enter into the Merger Agreement.

(2) Status of MMG's Obligations Under Libertas and Credit Cash Settlements

(a) Findings of Fact: In September 2018, MMG experienced a credit default on the MCA loans that were used for the Doki Group's mergers and acquisitions. By October of 2018, the judgments on the MCA loans for which MMG was liable exceeded $7 million. (Claimants' Exhibit 76). October 25, 2018, MMG entered into a settlement agreement

covering in excess of $1 million in judgments owed to Libertas Funding LLC and Kinetic Direct Funders, (collectively "Libertas"). (Respondents' Exhibit 12). When a default occurred in the payments due under the settlement agreement, an amendment was executed on April 10, 2019, which required fifteen monthly payments of $40,000 due by the fifteenth day of each month, commencing on April 15, 2019, and ending with a final payment of $25,000 on July 15, 2020 ("Libertas Settlement"). (Claimants' Exhibit 44). Naveen, Valleru, Vivos, and certain other Doki Group companies were jointly and severally liable with MMG on the Libertas Settlement. (Claimants' Exhibit 44). Because the MCA loans benefited Vivos and other Doki Group entities, Naveen and Suresh undertook to make the payments due, but did not keep Tsahalis in the loop on the payment status.

MMG's Disclosure Schedules in the Merger Agreement set forth under Section 3.06 the Libertas Settlement and indicated that the obligations of MMG and Vivos were current. (Claimants' Exhibit 10, p. 771). On December 20, 2019, however, Tsahalis and Speck received an email and "Notice of Default" from counsel for Libertas. (Claimants' Exhibit 99). The Notice of Default dated November 1, 2019, stated that the monthly payment due October 15, 2019, two weeks before closing on the Merger Agreement, had not been made and thus MMG was in default. (Claimants' Exhibit 99). Also, Suresh admitted to Tsahalis and Speck in an email on December 19, 2019, that he was "3 payments behind" on the Libertas Settlement. (Claimants' Exhibit 173, p. 454). Therefore, the disclosure of the Libertas Settlement in the Merger Agreement failed to state that the payments due under the settlement were not current. According to Bible, MMG's financial statements would

have been affected by the failure to keep the payments current, because MMG's liability under the Libertas Settlement would have been no longer contingent.

As a result of the default in the Libertas Settlement, MMG paid Libertas $475,000 in July of 2021 to resolve its liability. In accordance with the terms of Note I, the payment of $475,000 was added to the principal and is reflected in the amount determined by the arbitrator to be due under Note I. (Claimants' Exhibit 34).

MMG's Disclosure Schedules also state that under Section 3.06 MMG was a guarantor of "a certain Settlement Agreement in favor of CC Business Solutions, a division of Credit Cash NJ, LLC, dated December 10, 2018." ("Credit Cash Settlement"). (Claimants' Exhibit 10, p. 771). According to this disclosure, the outstanding balance due by Vivos as of August 31, 2019 was $655,563.72. (Claimants' Exhibit 10, p. 771). Bible testified that she learned after the merger that such amount due was understated and the settlement was in default.

As stated above, Bible and Eberwein testified that the disclosure of MMG's Mortgage Guaranty and Vivos's defaults on the Libertas and Credit Cash settlements were material to Reliability, because if the guaranty and defaults were known, Reliability would not have gone through with the Merger Agreement.

(b) Further Findings of Fact and Analysis: The arbitrator finds that Section 3.06 of the Merger Agreement required the disclosure by MMG of the defaults on the Libertas and Credit Cash Settlements, and thus the failure to make such disclosures constitutes a breach of the Merger Agreement. Suresh knew that the October 15, 2019 payment had not been made and thus knew prior to the closing on October 29, 2019, that there was a default in

the Libertas Settlement. Suresh was also aware that the Credit Cash Settlement was understated in the Disclosure Schedules and in default.

As a result of the breach, Reliability has suffered damages of $475,000, which was MMG's payment to settle its liability on the Libertas Settlement. The record is unclear regarding what payment, if any, was made by MMG as guarantor on the Credit Cash Settlement.[13] Under Sections 9.02 and 6.10, the Shareholders, Naveen and Valleru, and the New Shareholders, Janumpally, individually and as Trustee of Judos Trust, and Pathuri, as Trustee of Igly Trust, are obligated to indemnify and pay Reliability for the losses sustained by it as a result of the breach, subject to the limitations set forth in 9.06(c) and (d) of the Merger Agreement, discussed below.

The arbitrator is not persuaded that the failure to disclose the defaults in the Libertas Credit Cash Settlements, as required by Section 3.06 of the Merger Agreement, was fraudulent. The failure to make the October payment on the Libertas Settlement, which constituted a default, was only two weeks before the closing on the Merger Agreement. Suresh expressed the belief that the creditor would not declare a default. He also stated, incorrectly, that there was no default in the Credit Cash Settlement. Finally, the history of the Doki Group's management of its entities shows many intercompany and MCA loans, numerous defaults, and a continuous effort to stave off creditors.

(3) Limitations on Contractual Damages

---

[13] Given the $1,000,000 limitation on the indemnification provided in Section 9.06(c), any contractual damages sustained by Reliability as a result of the disclosure failure for the Credit Cash Settlement would not be recoverable.

(a) Findings of Fact: Section 9.06, entitled "Certain Limitations," sets forth limitations on the indemnification provisions of Sections 9.02 and 9.03 of the Merger Agreement. Relevant portions of Section 9.06 are as follows:

> (c) The Parties acknowledge and agree that **the maximum liability of Shareholders Indemnitors**, on the one hand, and Mr. Eberwein, on the other hand, **for indemnification pursuant to this Article IX shall be the sum of $1,000,000 (the "Cap")**, and neither Mr. Eberwein, on the one hand, nor the Shareholders, on the other hand, shall have any liability to the other in excess of the Cap.
>
> (d) **All liabilities and obligations of Shareholders Indemnitors that may arise under Section 9.02** ("Shareholders Indemnification Liabilities"), if any, **will be satisfied only out of Merger Consideration received by the Shareholders; and Shareholders Indemnitors will be liable to return, transfer, and assign to Reliability, irrevocably, the number of shares of Reliability Common Stock included in the Merger Consideration, valued at the Reliability Common Stock Value as of the date of the final resolution of such indemnification obligations, as is equal in value to such Shareholders Indemnification Liabilities then being paid** and such return, transfer, and assignment will be deemed in full payment and satisfaction of the Shareholders Indemnification Liabilities with respect to which payment is being made, provided, however, that in the event that the Shareholders do not hold sufficient shares of Reliability Common Stock as required to be able to return a sufficient number of shares hereunder as required to satisfy the Shareholders Indemnification Liabilities, the portion (or all, if applicable) of the Shareholders Indemnification Liabilities not able to be paid by a return of such shares of Reliability Common Stock shall be paid by Shareholders Indemnitors in cash.

(Emphasis added).

(b) Further Findings of Fact and Analysis: The arbitrator concludes and finds that Reliability has sustained contractual damages (1) $1,768,749.40, plus post-judgment interest and attorney's fees, arising out of the failure to disclose MMG's Mortgage Guaranty, and (2) $475,000 arising out of the failure to disclose the default in the Libertas Settlement, for a total of $2,243,749.40. Under Sections 9.02 and 6.10, the Shareholders

and New Shareholders are obligated to indemnify Reliability for that amount up to the cap of $1,000,000, as provided in Section 9.06(c). Further, the amount of $1,000,000 is to be satisfied by a transfer of their shares of Reliability common stock to Reliability equal in value to $1,000,000, valued as of the date of the award in this case, in accordance with the provisions of Section 9.06(d).

(4) Notes I and II:

(a) Findings of Fact: Notes I and II were listed in the financial statements of MMG (December 31, 2018 and 2017) as "notes receivable from related parties" and were placed in the category of either "other Assets" or "Current Assets." These financial statements were audited by Adeptus on July 2, 2019, as a part of the process leading to the Merger Agreement of September 18, 2019, were provided to Reliability, and became part of the Merger Agreement pursuant to Section 3.05.

During the course of the audit of MMG, on May 17, 2019, Adeptus made a request by email to Naveen for a confirmation of the balances due from Vivos on Notes I and II. (Claimants' Exhibit 78, p. 6428). Suresh responded on behalf of Naveen questioning first the amounts due and then telling Tsahalis, in an email dated May 20, 2019: "So, are these going to [be] written off eventually or are they expected to be paid? *If they have to be paid, it is a problem. Imagine Naveen and [Valleru] coming up with 1.4 mil towards the original acquisition*. What are the alternatives? (Emphasis added). (Claimants' Exhibit 78, p. 6426). Both Tsahalis and Speck responded by advising Suresh that writing off Vivos's debt "would kill the financials of [MMG]" and would "become a taxable event for recipients." (Claimants' Exhibit 78, p. 6426).

Suresh followed up on May 21, 2019, with the following email to Tsahalis and Speck:

> Nick,
>
> **Are you telling me that everytime there is a leveraged buyout, the owners need to pay the company eventually?**
>
> **Bottomline. We cannot have Naveen and/or [Valleru] try to come up with the purchase price for each of the companies.**
>
> Maybe we liquidate the assets and put them directly under pubco? We need to find an alternative.

(Emphasis added). (Claimants' Exhibit 78, p. 6425).

Tsahalis replied the same day that "[t]he simple answer is yes," explaining that "[MMG] did not acquire itself. Vivos acquired [MMG] and used [MMG] resources to do so. If you took out a loan from a 3rd party to acquire a company, you would be responsible for paying it back." (Claimants' Exhibit 78, p. 6425). Again, on the same date, Suresh wrote back to Tsahalis:

> Nick,
>
> You are describing how a leveraged transaction works. Yes, I get that. This is how anyone buys anything that is leverage for ex. your home. You take a loan on your home and buy it using that very same loan.
>
> **Regarding other entities, they all have the same issue. Celerus/IQS also have leveraged funds that need to be paid back by the same logic.**
>
> Have you checked with Adeptus or any CPAs?
>
> **I know for sure that neither of them have funds to pay back all the leveraged created. Is there a way to write off the loan in small chucks each quarter or month until fully written off?**

> **We see multi-billion leveraged buyouts and they all have some solution. I cant imagine the shareholders reimbursing those multi-billions.** Who would be the person to advise us on this?

(Emphasis added). (Claimants' Exhibit 78, p. 6424).

On May 29, 2019, Naveen confirmed the balances due to MMG from Vivos on Notes I and II as of December 31, 2018. For Note I, Naveen represented to Adeptus that the "[a]mount unpaid at December 31, 2018" was $2,508,783, which included the original debt of $1,400,000, plus the monthly payments of $15,276.73 on the Seller's Note held by Maslow and the balance due on "any other payments made on behalf of the Vivos companies unrelated to [MMG]." (Claimants' Exhibit 32). The extensive nature of the payments made on behalf of "the Vivos companies," as well as the attitude of Suresh, Naveen, and Valleru to the repayment of those loans, are reflected in an email exchange between Tsahalis and Suresh on August 9, 2018. (Claimants' Exhibit 62). In an email of that date Tsahalis told Suresh, Naveen, and Valleru that new MCA loans had been taken out by Vivos on MMG's assets ("none for the use at [MMG]") of $3.3 million in a three-month period, with a weekly debt service of $200,000. (Claimants' Exhibit 62, p. 596). Tsahalis advised that MMG could not afford "these loans that are unrelated to our business" and asked for "some feedback from the **shareholders**." (Emphasis in original). (Claimants' Exhibit 62, p. 596). Suresh responded the same day on behalf of the shareholders, because "[t]hey are busy," telling Tsahalis that the debts will be moved "to the holding company" and "will all be gone with the equity money coming in at IPO." (Claimants' Exhibit 62, p. 595).

For Note II, Naveen represented to Adeptus that the "[a]mount unpaid at December 31, 2018" was $746,001.64, which was the balance due on the original debt amount of $771,928.06. (Claimants' Exhibit 33). Quarterly interest payments due June, September, and December of 2018 were made by offsetting "Mgmt Fee Payable." (Claimants' Exhibit 34). No quarterly interest payments were made on Note II in 2019.

(b) Further Findings of Fact and Analysis: The arbitrator finds, by clear and convincing evidence, that the confirmation of Note I by Naveen on May 29, 2019 (Claimants' Exhibit 32) was fraudulent as to Reliability. Note I was listed as a "note[] receivable from related parties" in MMG's financial statements and thus was represented as an asset of MMG to Reliability. Naveen and Valleru, as owners of Vivos, had no intention at that time or thereafter to pay the balance due on Note I to MMG. As previously indicated, Note I consisted of (1) the money borrowed by Vivos to purchase all of MMG's stock—$1,400,000 at the time of closing plus $392,267 paid by MMG for the balance of the stock acquisition price, represented by the Seller's Note—and (2) the balance of the loans made by MMG on behalf of Vivos companies unrelated to MMG.

It is quite clear that Naveen and Valleru, as owners of Vivos, never had the intention for Vivos to repay MMG for the purchase of MMG's stock from Maslow. No payments were made to MMG prior to the execution of Note I on April 2, 2018, a period of almost 17 months. Further, the payments of accrued interest due on Note I prior to Naveen's May 29, 2019 confirmation of Note I to Adeptus (December 2018 and March 2019) were not made. Finally, and most importantly, the May 2019 email exchange set forth above, which occurred only a few days before the May 29 confirmation, shows Naveen and Valleru,

through their representative, Suresh,[14] expressing disbelief that the purchasers of stock in a leveraged buyout would have to pay the company back and stating that neither Naveen nor Valleru had the funds to pay MMG back for the acquisition of MMG's stock.

The evidence also fully supports the finding that Naveen and Valleru, as owners of Vivos, did not have the intention, at the time of the May 29 confirmation or thereafter, to pay the balance of MMG's loans to Vivos companies. Suresh, on behalf of Naveen, Valleru, and Vivos, used the assets of MMG as a personal bank account to fund the acquisitions of other companies and projects unrelated to the business of MMG. The amount of such loans often became so high that the debt service threatened the ability of MMG to conduct its business. When Tsahalis complained to Suresh in August of 2018, Suresh did not state that Vivos's debt would be repaid; rather the money from the IPO somehow would take care of it. Further, in the May 2019 email exchange, Suresh discussed the obligation to repay both Notes I and II (Claimants' Exhibit 78) and repeatedly asked whether these loans could be written off. When told that writing off the loans "would kill the financials of [MMG]," Suresh suggested "liquidating the assets, and put them directly under pubco," *i.e.* Reliability. Suresh also stated that payment of these loans "is a problem," because Naveen and Valleru did not "have the funds to pay back all the leveraged created." (Claimants' Exhibit 78). Therefore, the representation to Reliability that Note I was an asset of MMG was false, and Naveen and Valleru knew such

[14] The request for confirmation of Notes I and II from Adeptus was sent to Naveen on May 17, 2019. (Claimants' Exhibit 78). Naveen forwarded that email the same day to Suresh, who contacted Tsahalis and began the subject email exchange.

representation was false.

The arbitrator finds, by clear and convincing evidence, that the confirmation of Note II by Naveen on May 29, 2019 (Claimants' Exhibit 33), was fraudulent as to Reliability. Note II was listed as a "note[] receivable from related parties" in MMG's financial statements and thus was represented to Reliability as an asset of MMG. Naveen and Valleru, as owners of VREH, had no intention at that time or thereafter to pay the balance due on Note II to MMG. The audit request from Adeptus specifically referenced the need for confirmation of the amounts due on Notes I and II. (Claimants' Exhibit 78). In one of his emails, Suresh asked Tsahalis "are *these* going to [be] written off eventually or are they expected to be paid? If they are to be paid, it is a problem." (Claimants' Exhibit 78). Suresh later asked again whether there was any way to write off the loans "in small chunks" and neither Naveen nor Valleru had the funds to pay back these loans. Therefore, the representation to Reliability that Note II was an asset of MMG was false, and Naveen and Valleru knew such representation was false.

The arbitrator finds, by clear and convincing evidence, that the false representations regarding Notes I and II, set forth above, were made to induce Reliability to enter into the Merger Agreement, and that Reliability, reasonably relied on such false representations and suffered damage as a result. Bible, as the representative of Reliability, testified that in the Spring of 2019, she required MMG to produce audited financial statements before the merger could go forward. As a result, MMG engaged Adeptus to prepare audited financial statements for 2017 and 2018. It was during the course of the audit that Naveen made the false statements that Notes I and II were notes receivable of MMG. Bible further testified

that in going forward with the merger, she relied on MMG's audited financial statements, which were incorporated into the Merger Agreement. Section 3.05 of the Merger Agreement provides, in relevant part, that MMG's audited financial statements "fairly represent the financial condition of [MMG]." Reliability reasonably relied on MMG's financial statements by entering into the Merger Agreement and complying with all of it terms and conditions. Finally, Reliability suffered damage as a result of the false representations, because the amounts due under Notes I and II were never paid.

(5) Naveen's Personal Guaranty

The arbitrator incorporates by reference all of his findings of fact and conclusions of law regarding Note I and the Personal Guaranty.

Further Findings of Fact and Analysis: The arbitrator finds, by clear and convincing evidence, that the Personal Guaranty dated June 12, 2019, was fraudulent as to Reliability. In light of the finding that Naveen's May 29, 2019 confirmation of Note I was fraudulent as to Reliability, it logically follows that Naveen's execution of the Personal Guaranty was fraudulent. The Personal Guaranty covered $3,000,000 of the same liabilities of Vivos under Note I and was signed by Naveen two weeks after the May 29 confirmation. Because Naveen did not have the intention to repay Note I, nor the resources to do so, he also did not have the intention to pay the Personal Guaranty, nor the resources to do so.

The arbitrator finds, by clear and convincing evidence, that the false representation created by Naveen's execution of the Personal Guaranty, set forth above, was made to induce Reliability to enter the Merger Agreement. Murphy, as auditor of MMG's financial statements for 2017 and 2018, raised the issue of the over $3 million of related party loans

due to MMG from Vivos. Murphy indicated that, without assurance of repayment of these loans, he would have to render an opinion that MMG would not be a "going concern" a year and a day later. (Claimants' Exhibit 83). Naveen executed the Personal Guaranty for the express purpose of keeping the negative "going concern" language out of MMG's audited financial statements and thus induce Reliability to enter into the Merger Agreement. (Claimants' Exhibit 83).

Reliability also reasonably relied on the Personal Guaranty and suffered damage as a result. Bible, as representative of Reliability, testified that she relied on MMG's audited financial statements in going forward with the merger. As a result of the Personal Guaranty, MMG's financial statements did not have a negative opinion about MMG being a "going concern." According to Tsahalis, the lack of a negative opinion about MMG as a "going concern" was necessary for the merger to occur. Murphy even opined that no company would want to have negative "going concern" language in its financial statements.

Reliability suffered damage as a result of the fraudulent Personal Guaranty, because, as previously found, Naveen failed to pay $2,309,449 of the amount due under the Personal Guaranty. ~~As a result, Naveen is liable to Reliability in the amount of $2,309,449, plus interest at 6% per year from the date of the award.~~

(6) Note III

The arbitrator incorporates by reference all of his findings of fact and conclusions of law regarding Note III.

Further Findings of Fact and Analysis: The arbitrator is not persuaded that Naveen's execution of Note III was fraudulent as to Reliability. Although Naveen signed Note III on behalf of Vivos on September 5, 2019, only about three months after the May 2019 email exchange, Note III contained, unlike Notes I and II, a pledge of collateral by Naveen and Valleru. Note III provides that MMG may demand up to 30 million shares of the common stock into which the stock of MMG "is or may be converted." At the time of the closing on the Merger Agreement, Naveen and Valleru owned together 15,553,164 shares of the common stock of Reliability. Despite the fact that Naveen and Valleru did not own the entire 30 million shares that they pledged, the value of their shares as of the date of default, January 1, 2020, was $3,266,164 (January 3, 2020 value of $0.21 per share of Reliability common stock). Even if a more current value is used ($0.066 per share as of August 12, 2022), the value the pledged stock is $1,026,509, well above the $800,448, plus interest and collection costs, found by the arbitrator to be due.

(7) Fraud Damages

(a) Findings of Fact: As stated above, Section 9.06(c) and (d) limit the contractual damages under the Merger Agreement to $1,000,000 payable only out of the merger consideration, *i.e.*, the common stock of Reliability. Section 9.09, however, provides an exception to such limitation for "actual and intentional fraud." Section 9.09 reads as follows:

> Section 9.09 Exclusive Remedy. **In the event that the Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the**

> **Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except** (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or **(ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions.** In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article IX, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

(Emphasis added). (Claimants' Exhibit 10, p. 732).

(b) Further Findings of Fact and Analysis: The arbitrator finds that the fraud heretofore determined regarding Notes I, II, and the Personal Guaranty constitute "actual and intentional fraud" under Section 9.09. Consequently, the indemnification liability of the Shareholders and New Shareholders is not limited by the cap of $1,000,000 under Section 9.06(c) or the satisfaction of such liability only from the common stock of Reliability under Section 9.06(d). Therefore, the arbitrator finds joint and several liability for fraud damages in the amount of $4,327,127 (Note I, which includes the Personal Guaranty - $3,484,315,[15] plus Note II - $842,812[16]), plus interest thereon at the rate of 6% per year from August 31, 2022 ~~the date of the award~~, "together with any out-of-pocket fees and expenses, including attorneys' and accountants' fees," by and among (1) Naveen and

[15] $3,458,377, as of June 30, 2022, plus interest at 4.5% per year from July 1, 2022 - August 31, 2022, of $25,938.

[16] $835,156, as of June 30, 2022, plus interest at 5.5% per year from July 1, 2022 - August 31, 2022, of $7,656.

Valleru, under Section 9.02, and (2) Janumpally, individually and as Trustee of Judos Trust, and Pathuri, as Trustee of Igly Trust, under Sections 6.10 and 9.02 and the Joinder Agreement.[17]

The Respondents argue that under Virginia law, which governs the Merger Agreement under Section 10.11, the Claimants cannot recover in tort for fraud, because "the duty tortiously or negligently breached must be a common law duty, not one existing between the parties solely by virtue of the contract." *Dunn Constr. Co. v. Cloney*, 682 S.E. 2d 943 (Va. 2009). The simple answer to this argument is that the arbitrator is not entering an award based on the tort of fraud. In Article IX of the Merger Agreement, the parties expressly provided for two categories of damages subject to the indemnification liability of the Shareholders and New Shareholders: (1) damages resulting from "breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provisions of this Agreement or arising out of the Contemplated Transactions," (Section 9.09), which are subject to the limitations set forth in Section 9.06; and (2) damages resulting from "an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions," which are *not* subject to the limitations set forth in Section 9.06. Both categories of damages are actually contract damages, but for clarity are heretofore and hereafter referenced to as "contract damages" and "fraud damages," respectively. In the instant case, the actual and intentional fraud against Reliability found

[17] Contrary to Claimants' argument, the arbitrator is not convinced from the evidence that the corporate veil should be pierced as to any of the entities associated with the Doki Group.

by the arbitrator is based on Naveen's false representations contained in the May 29 confirmations of Notes I and II and in the execution of the Personal Guaranty, all of which false representations constitute breaches of the Merger Agreement.[18] Thus, as indicated above, the limitations of Sections 9.06(c) and (d) do not apply to the fraud damages. The parties to the Merger Agreement clearly contemplated the possibility of such fraud by providing in Section 9.09 an exception to the limitations on the amount of damages, and the source of satisfaction thereof, when there is "an actual and intentional fraud *with respect to this Agreement and the Contemplated Transactions*." Further, the arbitrator is limiting the liability on the award based on fraud to the Shareholders and New Shareholders who expressly agreed to indemnify and pay Reliability for any losses sustained by it by reason of "any inaccuracy in or breach of any of the representations or warranties of [MMG] or the Shareholders contained in this Agreement, any Transaction Document or in any certificate or instrument delivered on behalf of [MMG] or the Shareholders pursuant to this Agreement . . . ." (Section 9.02(a)).

MAJORITY SHAREHOLDERS' COUNTERCLAIMS AND THIRD-PARTY CLAIMS

Counterclaims and Third-Party Claims for Declaratory Judgment, Breach of Fiduciary Duties, Injunctive Relief, and Rescission

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[18] As indicated above, the May 29 confirmations of Notes I and II were the basis for the auditor to include Notes I and II as assets in MMG's financial statements, and in Section 3.05, MMG expressly represented that its financial statements were "true and correct." Further, the Personal Guaranty, which prevented the inclusion of negative "going concern" language in MMG's financial statements, was disclosed under Section 3.05 of MMG's Disclosure Schedules. (Claimants' Exhibit 10, p. 771).

Counterclaims and Third-Party Claims: The Majority Shareholders' counterclaims and third-party claims for Declaratory Judgment, breach of fiduciary duties, injunctive relief, and rescission arise from the parties' efforts to establish a new Board of Directors for Reliability after the merger and the ultimate deadlock over the control of the Board.

(a) Findings of Fact: Section 2:15(c) of the Merger Agreement provides, in relevant part:

> (c) At the Closing, the current members of the Reliability Board shall elect Naveen Doki, Silvji [sic] Valleru, Shirisha Junampally, [sic] Mark Speck to the Reliability Board, and one current member of the Reliability Board as designated by Mr. Eberwein shall remain on the Reliability Board for a period of two years following the Closing, and all other directors shall resign when such election is complete, leaving those five named individuals as the sole directors of Reliability. . . .

In an email dated October 21, 2019, Patti Weber, Compliance Specialist at the Anthony Law Group, PLLC ("Anthony Law Firm")[19] advised Speck that the SEC laws and regulations contained a broad prohibition on public companies and their subsidiaries against extending, maintaining, or arranging loans to their executive officers and directors. (Claimants' Exhibit 6, p. 1068). The same day, Speck confirmed that Naveen and Valleru, as owners of Vivos,[20] could not be members of Reliability's Board of Directors. (Claimants' Exhibit 6, p. 1067).

On October 25, 2019, the parties to the Merger Agreement, plus Judos Trust, Janumpally Trustee, Janumpally individually, and Igly Trust, Pathuri Trustee, entered into

[19] Vivos and MMG retained the Anthony Law Firm to represent their interests in the merger.

[20] Naveen and Valleru are also owners of VREH.

an "Acknowledgement and Waiver Pursuant to Merger Agreement" ("Waiver Agreement"). (Claimants' Exhibit 7). The Waiver Agreement provided that Naveen, Valleru, and Janumpally would not be named to the Reliability Board at closing, "and that such vacant positions may be filled following the Closing by the Reliability Board as set forth in the By Laws of Reliability." (Claimants' Exhibit 7). Thus, at the time of the closing, the Reliability Board had only two members, Speck and Bible, the latter having been designated by Eberwein. Shortly thereafter, the Doki Group nominated Tsahalis, as Reliability's new President, to the Board, and his nomination was accepted.

Reliability's plan post-merger included up-listing to the OTCQX, the Nasdaq Stock Exchange, or the New York Stock Exchange. On November 7, 2019, John Cacomanolis, Esq., of the Anthony Law Firm, sent an email to Naveen, Suresh, Janumpally, Speck, Tsahalis, and Bible, in which he set forth the director independence tests for the three stock exchanges, as well as the need for director experience in securing a D&O policy. (Claimants' Exhibit 11). Naveen acknowledged Reliability's goal of up-listing (Claimants' Exhibit 166, p. 6801), and Suresh recognized the requirement of an "external" Board by the "OTC QB/QX and for NASDAQ." (Claimants' Exhibit 152, p. 6986).

Throughout November and into December 2019, the Doki Group made several suggestions for new members of the Reliability Board. For example, on November 15, 2019, Suresh proposed adding Gaffey, the Doki Group's long-time accountant, and his father, Phakir Doki. (Claimants' Exhibit 152, p. 6983). Gaffey was accepted and was formally placed on Reliability's Board at its December 13, 2019 meeting. (Claimants' Exhibit 13, p. 1461). Other Doki Group nominations, however, were not accepted for

reasons such as a lack of experience and conflict of interest (Katherine Martell), failure to complete the D&O questionnaire (Kalidindi), and failure to complete the process (Phakir Doki).

Beginning in December of 2019, the relationship between the Doki Group and the Reliability Board began to deteriorate. On December 6, 2019, Tsahalis learned, for the first time, that MMG was a guarantor on the VREH Mortgage for 22 Baltimore Road. (Respondents' Exhibit 93). At its meeting on December 13, 2019, the Reliability Board (Tsahalis, Speck, Gaffey, and Bible) discussed, among other things, the problems with the Vivos debt, the status of the MCA debt, and the failure to Naveen to disclose MMG's Mortgage Guaranty as a part of the Merger Agreement. (Claimants' Exhibit 13, p. 1457-1461). In an apparent reference to the Personal Guaranty, the minutes of the meeting state: "Naveen note: assumption won't have money, so option building, ..." (Claimants' Exhibit 13, p. 1458).

On December 20, 2019, Speck and Tsahalis learned that there was a default in the Libertas Settlement, which occurred on October 15, 2019. Such default exposed MMG to a potential liability of $1,494,326.50. (Claimants' Exhibit 99, p. 6336). The Doki Group had control of the payments on the MCA loans and failed to advise Tsahalis and Speck of the defaults in the Libertas and Credit Cash Settlements before the merger.

At its meeting on December 23, 2019, the Reliability Board (Bible, Speck, Tsahalis, and Gaffey) again discussed the MCA debt and the Vivos debt, but also noted the $750,000 due on Note III. (Claimants' Exhibit 13, p. 1463-64). Suresh and Naveen were in attendance at the meeting. Suresh stated that the "current board is not acceptable to

majority shareholders, board has gone rogue, . . . that needs to be resolved today." (Claimants' Exhibit 13, p. 1462). The minutes of the meeting, however, state, in part:

> General Notes:
>
> Current board has duties to all shareholders, willing to listen to majority shareholders, certain steps to go through to add a member to the Board.
>
> 1) Technical Prohibitions of person.
>
> 2) Board determines if qualified to serve on board of public company.

(Claimants' Exhibit 13, p. 1462).

It became evident very soon that Suresh and Naveen conditioned the payment of the debts due to MMG on the reconstitution of the Reliability Board with the Doki Group's nominations. Regarding the default in the Libertas Settlement, Naveen told the Reliability Board Members in an email on December 23, 2019: "How about I make 2 payments in exchange for reconstitution of board as requested before [F]riday." (Claimants' Exhibit 101, p. 4033). The next day Naveen repeated in an email to the Reliability Board members: "I can get the 120K paid from federal systems proceeds but only after the board is reconstituted." (Claimants' Exhibits 101, 102). On January 6, 2020, Naveen advised Bible and Gaffey in an email "not to make any big decisions while the board is being reconstituted. Big decisions include executive contracts/compensation, debt, dilution and M&A." (Claimants' Exhibit 103). When no payment was made on any of the debts due to MMG from Vivos, VREH, Naveen, and other Doki Group entities, Reliability sent out on January 9, 2020, a Notice of Default to the Doki Group regarding, among other things, Notes I, II, III, and the Personal Guaranty. (Claimants' Exhibit 15). Suresh responded,

accusing Tsahalis of "assuming battle positions." (Claimants' Exhibit 104, p. 5066). Tsahalis replied that "[w]e are not assuming battle positions. The debt needs to be dealt with as soon as possible because these are items that are currently causing a going concern for the company and will need to be reported in our filing." (Claimants' Exhibit 104, p. 5066). Suresh's ultimate response, in an email dated January 13, 2020, was that the Doki Group was "as eager as you to finish up the following tasks:"

> 1. Getting libertas [sic] current.
> 2. Debt settlement.
> 3. Sale of building [22 Baltimore Road] . . . we will comply with all and be flexible **immediately right after we form the neutral board that we requested**.

(Emphasis added). (Claimants' Exhibit 104, p. 5059).

At the meeting of the Reliability Board on January 31, 2020, Tsahalis reported that "he was told by email that unless Vasu [Kalidindi] and Katherine [Martell] were put on the Board [the Doki Group] would do nothing vis-à-vis the company." (Claimants' Exhibit 13, p. 1472). The Board discussed the debt issue, stating that "[r]epayment of the roughly $3.4 million of debt [was] paramount" and the issue had "persisted for more than 2 months after the closing of the merger." (Claimants' Exhibit 13, p. 1472). The Board then authorized the filing of suit if there was "no movement by 2/7/20." (Claimants' Exhibit 13, p. 1471).

On February 14, 2020, counsel for the Majority Shareholders sent a letter to the Reliability Board in which he asserted that the officers and directors of Reliability had denied the "Controlling Shareholders" certain rights as shareholders of Reliability and called for a special meeting of the shareholders on February 28, 2020. (Claimants' Exhibit

16). On February 25, 2020, counsel for Reliability sent a letter to counsel for the Majority Shareholders disputing certain factual statements in the February 14 letter and asserting claims of MMG and Reliability against the Doki Group. (Claimants' Exhibit 17). The same day, MMG filed suit on Notes I, II, and III and the Personal Guaranty. (Claimants' Exhibit 108).

On February 28, 2020, certain members of the Doki Group purported to convene a special meeting of the shareholders of Reliability at the offices of MMG at 22 Baltimore Road, Rockville, Maryland. Shortly thereafter, a Texas court declared the February 28 meeting invalid for lack of proper notice to all of the shareholders of Reliability. The Majority Shareholders then sought access to a list of shareholders from Reliability's transfer agent, but were denied such access by the Reliability Board.

On March 4, 2020, Suresh sent a series of text messages to Speck, among which was the following: "our debt will be wiped off the moment we take it back from you dogs." (Claimants' Exhibit 172, p. 5288).

The Reliability Board has continued to deny the Majority Shareholders access to the list of shareholders from Reliability's transfer agent. Reliability has not held any annual meetings of its shareholders since the merger.

(b) Further Findings of Fact and Analysis: In their Closing Brief, Respondents set forth the Majority Shareholders' claims, and relief sought against MMG, Reliability, Tsahalis, and Speck. The arbitrator will address these claims and relief sought as follows:

(1) The Majority Shareholders claim that Tsahalis and Speck, as officers and directors of "pre-merger" MMG, breached their fiduciary obligations to the shareholders

of MMG, including Naveen and Valleru. Specifically, the Majority Shareholders claim that Speck and Tsahalis convinced them to enter the Waiver Agreement "by falsely representing to them that after the Closing, as Shareholders they [were] entitled to appoint members of the Board as they please[d]."

The arbitrator finds that Tsahalis and Speck did not breach their fiduciary obligations to the shareholders of "pre-merger" MMG regarding the Waiver Agreement. The Waiver Agreement came about, not by any actions of Tsahalis and Speck, but as a result of the opinion of Vivos's and MMG's own attorneys that the SEC laws and regulations prohibited loans by public companies to their officers and directors. Further, the arbitrator finds that the Majority Shareholders were not denied their right to name individuals to the Reliability Board post-merger, at least up until the time of the deadlock. In accordance with Reliability's plan to up-list, the Board engaged in a vetting process for the nominees of the Majority Shareholders to ensure that they had sufficient experience and met the director independence test of the various exchanges. Indeed, the Majority Shareholders' nomination of Gaffey was accepted by the Board. The evidence showed that the lack of acceptance of each of the other Doki Group's nominees had a rational basis. Finally, the Board repeatedly told Suresh and Naveen that the Board would work with them to place additional members on the Board who would add significant value to the business of Reliability and would not have problematic conflicts of interest.

The Majority Shareholders further claim that Speck induced Naveen to sign the Personal Guaranty "solely to disqualify him from having the right to be appointed to the BOD of Reliability, until they secured an employment contract." Such claim fails for lack

of a factual predicate. The Personal Guaranty was signed by Naveen in June of 2019 while the inability of Naveen to serve on Reliability's Board was not known until October 2019 when the Anthony Law Firm raised the issue. Notably, the parties to the Merger Agreement clearly believed that Naveen could serve on the Reliability Board, because they so provided in Section 2.15(c).

Regarding the Personal Guaranty, the Majority Shareholders claim that Speck "ordered" Naveen to sign the Personal Guaranty and did not explain to Naveen his other options. Again, the facts do not support such claim. The options to eliminate the negative "going concern" language from MMG's financial statements were developed by Murphy and discussed by Speck with Suresh. Speck and Suresh agreed on Naveen's personal guaranty of $3 million of Vivos's debts to MMG with the ability of Naveen to use cash or other business assets to repay the debt. Suresh said that the Personal Guaranty "sounds good to me. I will explain it to [Naveen] and he will agree (most likely)." (*See* Claimants' Exhibit 83, p. 618, 624-30).

(2) The Majority Shareholders claim that Speck and Tsahalis breached their fiduciary obligations as directors of Reliability (1) by thwarting the effort of the Majority Shareholders to call a special meeting of the Reliability shareholders for the purpose of removing Speck and Tsahalis as directors and electing new members to the Board, and (2) by failing to hold an annual meeting of the shareholders of Reliability. It is undisputed that the Reliability Board has denied the Majority Shareholders access to the transfer agent, and thus the Majority Shareholders are unable to send the requisite notice of a Special Meeting to all of the shareholders of Reliability. It is also undisputed that no annual meeting of the

shareholders of Reliability has occurred since the merger. According to the Claimants, the Reliability Board acted appropriately, because the Majority Shareholders acted with an improper purpose in seeking to call a special meeting of the shareholders or to have an annual meeting held, namely, to install a Board of Directors that would terminate all efforts to collect the debts due to MMG from Naveen, Vivos, VREH, and other Doki Group entities, thereby committing corporate waste.

The arbitrator determines that under Texas law, a corporation can refuse to permit inspection of a shareholders list where the shareholder seeking inspection "was not acting in good faith or for a proper purpose." Tex. Bus. Orgs. Code Ann. § 21.222(b)(4). The arbitrator finds that the Majority Shareholders were acting with an improper purpose when seeking access to the Reliability shareholder list or the holding of an annual meeting. When (1) there was no serious effort to pay Notes I, II, III, and the Personal Guaranty, (2) there was a failure to disclose MMG's Mortgage Guaranty and the defaults in the Libertas and Credit Cash Settlements, and (3) Suresh and Naveen began to condition any payment of these liabilities on the reconstitution of the Reliability Board, the Reliability Board reasonably concluded that the February 2020 request for a special meeting of Reliability's shareholders was for the purpose of installing a compliant Board that would either stop all collection efforts or write off the debts. The Board's conclusion was confirmed when Suresh sent a text to Speck in March 2020 telling him that, when the Majority Shareholders got control of Reliability, the debt would be "wiped off."

Finally, because no payments have been made on the debts since the receipt of the IQS assets in December of 2019, Reliability Board's continued denial of the Majority

Shareholders' access to the shareholder list and refusal to hold an annual meeting are appropriate. In other words, the Majority Shareholders' improper purpose continues to this day. Therefore, the arbitrator concludes that Speck and Tsahalis did not breach their fiduciary duties as directors of Reliability.

(3) The Majority Shareholders claim that Speck and Tsahalis breached their fiduciary obligations to both MMG shareholders pre-merger and Reliability shareholders post-merger by conspiring with Martin Elias ("Elias") to dilute the interests of the Majority Shareholders and to secure their own employment contracts. In the arbitrator's view, the evidence does not support such claim. The Majority Shareholders were aware of and supported the plan for post-merger Reliability to raise capital for additional mergers and acquisitions. To that end, Speck and Tsahalis went on a "road show" to promote Reliability to potential investors, which included Elias. Speck and Tsahalis negotiated with Elias pre- and post-merger, but their efforts ceased when the Majority Shareholders delayed a meeting with Elias, which he had requested, until after the Board was reconstituted with the Majority Shareholders' nominees. (Claimants' Exhibit 160, p. 6856). Further, in March of 2020 both Speck and Tsahalis offered to resign as officers and directors of Reliability. (Claimants' Exhibit 115, p. 8602). As a result, the employment contracts of Speck and Tsahalis were not a motivating factor for any of their actions as officers and directors of MMG and Reliability. Therefore, the arbitrator concludes that the Majority Shareholders have failed to prove their claim against Speck and Tsahalis regarding Elias.

(4) The Majority Shareholders claim that the Reliability Board was illegally constituted and in violation of the Merger Agreement. The arbitrator disagrees. In light of

the above factual findings and conclusions concerning the Waiver Agreement and the actions of the Reliability Board in response to the Board nominations by the Majority Shareholders, the arbitrator concludes that the Respondents have failed to prove that the Reliability Board was illegally constituted or in violation of the Merger Agreement.

(5) The Majority Shareholders claim that any action taken by the Reliability Board since January 2020 is void because it was the product of an illegally constituted Board unauthorized or unapproved by the Majority Shareholders. The arbitrator again disagrees. In light of the above factual findings and conclusions regarding the Majority Shareholders' improper purpose in seeking to call a special meeting of the shareholders and to have an annual shareholders meeting, the arbitrator concludes that the Majority Shareholders have failed to prove that the actions of the Reliability Board since January 2020 are void.

In sum, the arbitrator concludes that the Majority Shareholders have failed to prove any of their claims against Speck, Tsahalis, Reliability, and MMG. Accordingly, there is no basis for the arbitrator to grant injunctive relief to the Majority Shareholders, nor grant a rescission or reformation of the Merger Agreement. Nevertheless, the Majority Shareholders are entitled to a declaratory judgment regarding their rights as shareholders of Reliability. The declaratory judgment will be set forth in the award.

RESOLUTION OF DEADLOCK

It is beyond any dispute that the Majority Shareholders and the Reliability Board are deadlocked in the management of Reliability. The Majority Shareholders seek to call a special meeting of the shareholders or to have an annual meeting held for the purpose of installing their own Board of Directors. The Reliability Board has refused access to the

shareholder list and declined to hold an annual meeting, because the new Board would commit corporate waste by writing off the debts of related parties or otherwise not enforcing the same. Because such impasse has continued to the present day, the Majority Shareholders and the Reliability Board have shown that they are unable to break the deadlock. The deadlock also involves the failure and refusal of the responsible parties to pay their debts until the Reliability Board is reconstituted. The failure and refusal to pay such debts threatens irreparable injury to Reliability, because without the debt repayment, the viability of Reliability as a going concern is in jeopardy.

The solution to the impasse is simple, but its implementation is difficult. To prevent the possibility of corporate waste, and thereby protect the interests of all of the shareholders of Reliability, the contract and fraud damages due to Reliability for breaches of the Merger Agreement, and any costs, expenses and fees provided herein, must be paid before the rights of the Majority Shareholders to vote for the Board of Directors can be restored. However, in the arbitrator's view, if the parties were left on their own to enforce the terms and conditions of the award in this case, extensive further litigation would probably occur, which would not be in the best interests of Reliability or its shareholders. To forestall such occurrence, the arbitrator will appoint a rehabilitative receiver.

The arbitrator believes that he is authorized under Section 11.404 of the Texas Business Organizations Code to appoint a receiver to rehabilitate a domestic entity. The findings of fact set forth in the first paragraph of this section satisfy the requirements for the appointment of a rehabilitative receiver in a deadlock situation under Section

11.404(a)(1)(B).[21] The arbitrator further finds that all of the requirements of Section 11.404(b) have been satisfied, because (1) the circumstances set forth in this award necessitate the appointment of a receiver to conserve the property and business of the domestic entity and avoid damage to interested parties; (2) all other requirements of the law have been complied with; and (3) all other available legal and equitable remedies are inadequate.[22]

---

[21] Tex. Bus. Orgs. Code § 11.404(a) reads, in relevant part:

(a) Subject to Subsection (b), a court that has jurisdiction over the property and business of a domestic entity under Section 11.402(b) may appoint a receiver for the entity's property and business if:

(1) in an action by an owner or member of the domestic entity, it is established that:

* * *

(B) the governing persons of the entity are deadlocked in the management of the entity's affairs, the owners or members of the entity are unable to break the deadlock, and irreparable injury to the entity is being suffered or is threatened because of the deadlock[.]

[22] Section 11.404(b) provides:

(b) A court may appoint a receiver under Subsection (a) only if:

(1) circumstances exist that are considered by the court to necessitate the appointment of a receiver to conserve the property and business of the domestic entity and avoid damage to interested parties;

(2) all other requirements of law are compiled with; and

(3) the court determines that all other available legal and equitable remedies, including the appointment of a receiver for specific property of the domestic entity under Section 11.402(a), are inadequate.

Claimants, however, assert that an arbitrator does not have the authority to appoint a rehabilitative receiver under Tex. Bus. Orgs. Code § 11.404—only a Texas district court has such authority. Claimants contend further that the arbitrator has the authority under Maryland law to appoint a rehabilitative receiver and that from a practical perspective, a Maryland receiver will be more effective in accomplishing the goals of the receivership.[23] The arbitrator agrees with the Claimants. Under the Maryland Commercial Receivership Act, Md. Code Ann., Com. Law ("CL") §§ 24-101 to 24-801, and the Maryland Uniform Arbitration Act ("MUAA"), Md. Code Ann., Cts. & Jud. Proc. §§ 3-201 to 3-234, the arbitrator has the authority to appoint a rehabilitative receiver in this case. *See* CL §§ 24-101(q), 24-201(a), 24-301(a)(1), (2), (5), (11), (c)(2), (d); MUAA, Md. Code Ann., Cts. & Jud. Proc. §§ 3-201 to 3-234. In addition, both the Claimants and Respondents have submitted themselves to the jurisdiction of the Maryland courts and this arbitration by the filing of pleadings in Maryland and by the agreement to arbitrate their claims with the undersigned arbitrator. Accordingly, the arbitrator will appoint a rehabilitative receiver under Maryland law in a Supplemental Award Appointing Rehabilitative Receiver.

The primary function of the rehabilitative receiver will be to collect the contract and fraud damages due to Reliability as determined in this award, including costs,

[23] Claimants state that Reliability's principal place of business is Clarksburg, Maryland and its shares of common stock are under the control of a transfer agent that does not have any office in Texas. Also, according to the Claimants, the Respondents' assets are in Maryland and Virginia, not Texas.

expenses, and fees as set forth herein. Upon completion of that function, the receivership shall terminate, and the restrictions on the rights of the shareholders of Reliability imposed by this award shall be lifted. All matters regarding the receivership ~~shall~~ will be set forth in a Supplemental Award Appointing Rehabilitative Receiver.~~after the receipt of proposals from counsel for the parties in this case.~~

AWARD

Based on the findings of fact and conclusions of law set forth above, the arbitrator hereby enters:

(1) an award in favor of Maslow Media Group, Inc. and against Vivos Holdings, LLC, under Note I in the amount of $3,458,377, with interest thereon from June 30, 2022, at the rate of 4.5% per year.

(2) an award in favor of Maslow Media Group, Inc. and against Vivos Real Estate Holdings, LLC, under Note II in the amount of $835,156, with interest thereon from June 30, 2022, at the rate of 5.5% per year.~~no award as to Note II until and at such time as the automatic stay imposed by the United States Bankruptcy Court as a result of the filing of a petition in bankruptcy by Vivos Real Estate Holdings, LLC, is lifted or the bankruptcy proceeding is terminated.~~

(3) an award in favor of Maslow Media Group, Inc. and against Vivos Holdings, LLC, under Note III in the amount of $800,448, with interest thereon from June 30, 2022, at the rate of 2.5% per year, plus collection costs, including reasonable attorneys' fees, incurred in the effort to collect Note III.

(4) an award in favor of Maslow Media Group, Inc. and against Naveen Doki under the Personal Guaranty in the amount of $2,309,449, plus interest thereon at the rate of 6% per year from ~~the date of the award in this case.~~August 31, 2022. The obligation of Naveen Doki under this award is joint and several with Vivos Holdings, LLC under Award (1).

(5) an award in favor of Reliability, Inc. and against Naveen Doki, Silvija Valleru, Shirisha Janumpally, individually and as Trustee of Judos Trust, and Kalyan Pathuri, as Trustee of Igly Trust, jointly and severally, for contract damages of $1,000,000, to be satisfied by the transfer of their shares of Reliability common stock to Reliability equal in value to $1,000,000, valued as of ~~the date of this award~~ August 31, 2022, in accordance with the provisions of Section 9.06(d) of the Merger Agreement.

(6) an award in favor of Reliability, Inc. and against Naveen Doki, Silvija Valleru, Shirisha Janumpally, individually and as Trustee of Judos Trust, and Kalyan Pathuri, as Trustee of Igly Trust, jointly and severally, for fraud damages in the amount $4,327,127 (Note I, which includes the Personal Guaranty, – $3,484,315, plus Note II – $842,812), plus interest thereon at the rate of 6% per year from ~~the date of the award in this case~~ August 31, 2022, together with any out-of-pocket fees and expenses, including attorneys' and accountants' fees.

(7) Because the loss sustained by Reliability, Inc. in fraud damages (Award 6) is the same as the loss sustained by Reliability, Inc.'s wholly-owned subsidiary, Maslow Media Group, Inc., in the nonpayment of Notes I, II, and the Personal Guaranty (Awards 1, 2, and 4), there can be only one recovery. In other words, a payment on one obligation will discharge the other. The only additional amounts due to Reliability, Inc. are (1) the

difference in interest rates on Note I: 1 1/2% (6%-4.5%) (to the extent not paid under the Personal Guaranty, which carries a 6% interest rate) and Note II: 1/2% (6%-5.5%); and (2) the out-of-pocket fees and expenses, including attorneys' and accountants' fees, incurred in obtaining the award of fraud damages.

(78) an award appointing a rehabilitative receiver for Reliability under the provisions of CL §§ 24-101(q), 24-201(a), 24-301(a)(1), (2), (5), (11), (c)(2), (d); MUAA, Md. Code Ann., Cts. & Jud. Proc. §§ 3-201 to 3-234.et seq.Section 11.404 of the Texas Business Organizations Code. All matters regarding the receivership, including, but not limited to, the receiver's selection, compensation, and powers and duties; the voting rights of the shareholders of Reliability; the operation of Reliability under the receivership; and the termination of the receivership, shall be set forth in a Supplemental Award Appointing Rehabilitative Receiver. In general, the primary function of the receiver will be to collect the contract and fraud damages, including costs, expenses and fees provided herein, due to Reliability. During the period of the receivership, the owners or holders of all of the shares of common stock of Reliability received as a result of the conversion of 1,600 shares of common stock of Maslow Media Group, Inc. owned by Naveen Doki and Silvija Valleru under the Merger Agreement, their successors or assigns, shall not be entitled to vote any of those shares at any annual or special meeting of the shareholders of Reliability.[24] When the receiver has collected such amounts due Reliability hereunder, the receivership shall

[24] The affected shareholders are the Majority Shareholders, namely, Naveen Doki, Silvija Valleru, Shirisha Janumpally, individually and as Trustee of Judos Trust, Kalyan Pathuri, individually and as Trustee of Igly Trust, Srinivas Kalidindi, and Federal Systems, LLC, their respective successors and assigns.

terminate, and the limitations on the voting rights of the affected shareholders shall be lifted.

~~Counsel for the Claimants and Respondents shall have until September 19, 2022, to submitted to the arbitrator written proposals for the rehabilitative receivership contemplated hereunder.~~

(~~8~~9) a declaratory judgment that (1) the rights and liabilities of the parties in this case, except for Vivos Real Estate Holdings, LLC, arising under Notes I, II and III, the Personal Guaranty, and the Merger Agreement are as set forth in this award; (2) the rights and restrictions of the parties in the rehabilitative receivership of Reliability will be set forth in a Supplemental Award Appointing Rehabilitative Receiver; (3) Nick Tsahalis and Mark Speck have not acted to frustrate the exercise of the Majority Shareholders' attempts to call a special meeting of shareholders or hold an annual shareholder meeting in contravention to their duties to the shareholders; (4) Reliability's Board of Directors is not illegally constituted and in contravention of the Merger Agreement; (5) any action taken by the Board since January 2020 is not void; (6) the failure to afford the Majority Shareholders the right to elect members of the Board through an annual meeting or a special meeting of shareholders is not in violation of the Reliability Articles of Incorporation, Bylaws and applicable Texas statutes related to corporate governance; (7) the Personal Guaranty of Naveen Doki is not void; and (8) the proceeds from the Intelligent Quality Solutions, Inc. sale did not satisfy all debts owed by Vivos Holdings, LLC to Maslow Media Group, Inc.

_________________________ _________________________________

Date

Patrick L. Woodward
Arbitrator

CERTIFICATE

I certify that a copy of the Amended and Supplemental Arbitration Award was forwarded to counsel via email this _____ day of ~~August, 2022~~May, 2023.

____

Patrick L. Woodward
Arbitrator